Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of CapitalSource Inc.

We have audited the accompanying consolidated balance sheets of CapitalSource Inc. (“CapitalSource”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of CapitalSource’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CapitalSource Inc. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), CapitalSource’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission 1992 framework and our report dated February 28, 2014 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Los Angeles, California

February 28, 2014

CapitalSource Inc.

Consolidated Balance Sheets

	December 31,
	2013	2012
	($ in thousands, except share amounts)
ASSETS
Cash and due from banks	$176,889	$180,803
Interest-bearing deposits in other banks	15,391	108,285
Other short-term investments	263,519	9,998
Restricted cash (including $0 and $36.4 million, respectively, of cash that can only be used to settle obligations of consolidated VIEs)	58,653	104,044
Investment securities:
Available-for-sale, at fair value	870,482	1,079,025
Held-to-maturity, at amortized cost	74,369	108,233
Total investment securities	944,851	1,187,258
Loans held for sale	—	22,719
Loans held for investment, gross	6,830,519	6,192,858
Less net deferred loan fees and discounts	(46,030)	(53,628)
Loans held for investment, net (including $0 and $340.0 million, respectively, of loans that can only be used to settle obligations of consolidated VIEs)	6,784,489	6,139,230
Less allowance for loan and lease losses	(120,520)	(117,273)
Total loans held for investment, net	6,663,969	6,021,957
Interest receivable	26,068	29,112
Other investments	52,124	60,363
Goodwill	173,135	173,135
Deferred tax assets, net	252,268	362,283
Other assets	278,623	289,048
Total assets	$8,905,490	$8,549,005
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$6,127,690	$5,579,270
Term debt - obligations of consolidated VIEs for which there is no recourse to the general credit of CapitalSource Inc.	—	177,188
Other borrowings	1,037,156	1,005,738
Other liabilities	104,017	161,637
Total liabilities	7,268,863	6,923,833
Commitments and contingencies (Note 15)
Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 1,200,000,000 shares authorized; issued and outstanding 196,855,283 and 209,551,674 shares issued/outstanding, respectively)	1,969	2,096
Additional paid-in capital	3,038,218	3,157,533
Accumulated deficit	(1,402,690)	(1,559,107)
Accumulated other comprehensive (loss) income, net	(870)	24,650
Total shareholders’ equity	1,636,627	1,625,172
Total liabilities and shareholders’ equity	$8,905,490	$8,549,005

See accompanying notes.

CapitalSource Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2013	2012	2011
	($ in thousands, except per share data)
Net interest income:
Interest income:
Loans and leases	$415,375	$428,397	$452,607
Investment securities	30,242	38,230	55,524
Other	1,859	1,587	2,259
Total interest income	447,476	468,214	510,390
Interest expense:
Deposits	51,941	51,035	53,609
Borrowings	22,147	28,372	96,401
Total interest expense	74,088	79,407	150,010
Net interest income	373,388	388,807	360,380
Loan and lease loss provision	20,531	39,442	92,985
Net interest income after loan and lease loss provision	352,857	349,365	267,395
Non-interest income:
Loan fees	23,546	18,561	16,234
Leased equipment income	20,590	14,113	3,748
Gain on investments, net	28,965	7,382	58,581
Gain (loss) on derivatives, net	1,061	(823)	(6,813)
Other non-interest income, net	8,388	10,613	20,944
Total non-interest income	82,550	49,846	92,694
Non-interest expense:
Compensation and benefits	107,676	105,430	125,665
Professional fees	4,824	12,814	31,182
Occupancy expenses	14,577	16,840	15,480
FDIC fees and assessments	5,068	5,957	6,091
General depreciation and amortization	6,261	5,934	6,879
Loan servicing expense	6,566	13,011	2,285
Other administrative expenses	24,754	26,499	24,898
Total operating expenses	169,726	186,485	212,480
Leased equipment depreciation	14,427	9,919	2,720
Expense of real estate owned and other foreclosed assets, net	821	6,790	39,347
(Gain) loss on extinguishment of debt	—	(8,059)	119,007
Other non-interest expense, net	4,104	(1,453)	1,616
Total non-interest expense	189,078	193,682	375,170
Net income (loss) before income taxes	246,329	205,529	(15,081)
Income tax expense (benefit)	82,037	(285,081)	36,942
Net income (loss)	$164,292	$490,610	$(52,023)
Basic income (loss) per share	$0.84	$2.19	$(0.17)
Diluted income (loss) per share	$0.82	$2.13	$(0.17)
Average shares outstanding:
Basic	195,189,983	223,928,583	302,998,615
Diluted	200,451,899	230,154,989	302,998,615

See accompanying notes.

CapitalSource Inc.

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31,
	2013	2012	2011
	($ in thousands)
Net income (loss)	$164,292	$490,610	$(52,023)
Other comprehensive (loss) income, net of tax:
Unrealized (loss) gain on available-for-sale securities, net of tax	(25,520)	5,595	13,292
Unrealized loss on foreign currency translation, net of tax	—	(351)	(3,827)
Other comprehensive (loss) income, net of tax	(25,520)	5,244	9,465
Comprehensive income (loss)	$138,772	$495,854	$(42,558)

See accompanying notes.

CapitalSource Inc.

Consolidated Statements of Shareholders’ Equity

	Common Stock	Additional Paid- in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	($ in thousands)
Total shareholders’ equity as of December 31, 2010	$3,232	$3,911,341	$(1,870,572)	$9,941	$2,053,942
Net loss			(52,023)		(52,023)
Other comprehensive income				9,465	9,465
Repurchase of common stock	(702)	(438,125)			(438,827)
Dividends paid ($0.04 per share)		114	(12,137)		(12,023)
Stock option expense		5,933			5,933
Exercise of options	5	1,643			1,648
Restricted stock activity	26	7,005			7,031
Total shareholders’ equity as of December 31, 2011	2,561	3,487,911	(1,934,732)	19,406	1,575,146
Net income			490,610		490,610
Other comprehensive income				5,244	5,244
Repurchase of common stock	(491)	(343,668)			(344,159)
Dividends paid ($0.54 per share)	2	1,679	(114,985)		(113,304)
Stock option expense		1,931			1,931
Exercise of options	16	6,337			6,353
Restricted stock activity	8	3,343			3,351
Total shareholders’ equity as of December 31, 2012	2,096	3,157,533	(1,559,107)	24,650	1,625,172
Net income			164,292		164,292
Other comprehensive loss				(25,520)	(25,520)
Repurchase of common stock	(150)	(137,839)			(137,989)
Dividends paid ($0.04 per share)		95	(7,875)		(7,780)
Stock option expense		1,702			1,702
Exercise of options	18	5,851			5,869
Restricted stock activity	5	10,876			10,881
Total shareholders’ equity as of December 31, 2013	$1,969	$3,038,218	$(1,402,690)	$(870)	$1,636,627

See accompanying notes.

CapitalSource Inc.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2013	2012	2011
	($ in thousands)
Operating activities:
Net income (loss)	$164,292	$490,610	$(52,023)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock option expense	1,702	1,931	5,933
Restricted stock expense	12,039	11,835	9,722
(Gain) loss on extinguishment of debt	—	(8,059)	119,007
Amortization of deferred loan fees and discounts	(31,370)	(40,398)	(64,260)
Paid-in-kind interest on loans	5,951	10,109	31,941
Loan and lease loss provision	20,531	39,442	92,985
Amortization of deferred financing fees and discounts	1,089	1,633	18,473
Depreciation and amortization	22,452	20,319	6,944
Provision (benefit) for deferred income taxes	122,551	(316,382)	56,940
Gain on investments, net	(28,412)	(5,055)	(55,630)
(Gain) loss on foreclosed assets and other property and equipment disposals	(4,096)	(3,455)	24,232
Unrealized loss on derivatives and foreign currencies, net	2,463	349	7,850
Decrease in interest receivable	3,044	9,684	18,597
Decrease in loans held for sale, net	—	21,493	188,854
Decrease in other assets	28,990	165,286	100,260
Decrease in other liabilities	(58,122)	(127,216)	(102,117)
Cash provided by operating activities	263,104	272,126	407,708
Investing activities:
Decrease (increase) in restricted cash	45,391	(38,560)	63,102
Increase in loans held for investment, net	(615,775)	(356,570)	(73,390)
Purchase of investment securities, available-for-sale	(117,580)	(293,899)	(591,863)
Sale and maturity of investment securities, available-for-sale	358,742	383,597	976,300
Purchase of investment securities, held-to-maturity	(47,855)	—	(10,631)
Sale and maturity of investment securities, held-to-maturity	35,736	5,149	92,583
Reduction of other investments	8,627	22,655	2,317
Acquisition of property and equipment, net	(34,988)	(45,243)	(89,505)
Cash (used in) provided by investing activities	(367,702)	(322,871)	368,913
Financing activities:
Deposits accepted, net of repayments	548,420	454,275	503,722
Repayments on credit facilities, net	—	—	(68,792)
Repayments and extinguishment of term debt	(177,209)	(132,247)	(763,022)
Proceeds (repayments) of other borrowings	30,000	15,931	(372,825)
Repurchase of common stock	(137,989)	(339,725)	(427,231)
Proceeds from exercise of options	5,869	6,353	1,648
Payment of dividends	(7,780)	(113,304)	(12,023)
Cash provided by (used in) financing activities	261,311	(108,717)	(1,138,523)
Increase (decrease) in cash and cash equivalents	156,713	(159,462)	(361,902)
Cash and cash equivalents as of beginning of year	299,086	458,548	820,450
Cash and cash equivalents as of end of year	$455,799	$299,086	$458,548
Supplemental information:
Cash paid during the year:
Interest	$73,304	$80,841	$181,175
Income taxes, net	9,476	8,976	64,083
Noncash transactions from investing and financing activities:
Assets acquired through foreclosure	845	15,494	28,281

See accompanying notes.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization

CapitalSource Inc., a Delaware corporation, is a commercial lender that provides financial products to small and middle market businesses nationwide and provides depository products and services to consumers in southern and central California, primarily through our wholly owned subsidiary, CapitalSource Bank. References to we, us, the Company or CapitalSource refer to CapitalSource Inc. together with its subsidiaries. References to CapitalSource Bank include its subsidiaries, and references to Parent Company refer to CapitalSource Inc. and its subsidiaries other than CapitalSource Bank.

For the years ended December 31, 2013 and 2012, we operated as two reportable segments: CapitalSource Bank and Other Commercial Finance. The CapitalSource Bank segment comprises our commercial lending and banking business activities, and our Other Commercial Finance segment comprises our loan portfolio and other business activities in the Parent Company. For additional information, see Note 20, Segment Data.

On July 23, 2013, the Parent Company announced that it had entered into a Merger Agreement (the “Merger”) with PacWest Bancorp (“PacWest”) pursuant to which the Parent Company will merge with and into PacWest. Under the terms of the Merger, stockholders of the Parent Company will receive $2.47 in cash and 0.2837 shares of PacWest common stock for each share of CapitalSource common stock. The total value of the per share merger consideration, based on the closing price of PacWest shares on July 19, 2013, is $11.64. On January 13, 2014, the Company’s shareholders approved the merger; however, the transaction continues to be subject to customary conditions, including the approval of bank regulatory authorities.

Note 2. Summary of Significant Accounting Policies

Our financial reporting and accounting policies conform to U.S. generally accepted accounting principles (“GAAP”).

Use of Estimates

The preparation of our audited consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Management has made significant estimates in certain areas, including valuing certain financial instruments and other assets, assessing financial instruments and other assets for impairment, assessing the realization of deferred tax assets and determining the allowance for loan and lease losses. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying financial statements reflect our consolidated accounts and those of other entities in which we have a controlling financial interest including our majority-owned subsidiaries and variable interest entities (“VIEs”) where we determined that we are the primary beneficiary. All significant intercompany accounts and transactions have been eliminated.

Fair Value Measurements

In accordance with GAAP, we prioritize the inputs into valuation techniques used to measure fair value. This hierarchy prioritizes observable data from active markets, placing measurements using those inputs in Level 1 of the fair value hierarchy, and gives the lowest priority to unobservable inputs and classifies these as Level 3 measurements. The three levels of the fair value hierarchy are described below:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date;

Level 2 - Valuations based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active or models for which all significant inputs are observable in the market either directly or indirectly; and

Level 3 - Valuations based on models that use inputs that are unobservable in the market and significant to the overall fair value measurement.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Fair value hierarchy classifications are reviewed on a quarterly basis. Changes related to the observability of inputs to a fair value measurement may result in a reclassification between hierarchy levels.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measurement. Therefore, even when market assumptions are not readily available, management’s own assumptions attempt to reflect those that market participants would use in pricing the asset or liability at the measurement date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less upon acquisition to be cash equivalents. Cash and cash equivalents include amounts due from banks, U.S. Treasury securities, short-term investments and commercial paper with an original maturity of three months or less.   The cash is classified as unrestricted or restricted cash.

Unrestricted cash is invested in short term investment grade commercial paper which is rated by at least two of the three major rating agencies (S&P, Moody’s or Fitch) and has a rating of A1 (S&P), P1 (Moody’s) or F1 (Fitch), and restricted cash is invested in a short-term money market fund which has ratings of AAAm (S&P) and Aaa (Moody’s), as well as commercial paper, which is rated by at least two of the three major rating agencies (S&P, Moody’s or Fitch) and has a rating of A1 (S&P), P1 (Moody’s) or F1 (Fitch).

Restricted cash includes principal and interest collections received from loans held in securitization trusts, loan-related escrow and reserve accounts, and cash that has been pledged as collateral supporting letters of credit and derivative liabilities.

Loans

Loans held for investment in our portfolio are recorded at the principal amount outstanding, net of deferred loan costs or fees and any discounts received or premiums paid on purchased loans. Deferred costs or fees, discounts and premiums are amortized over the contractual term of the loan.

Loans held for sale are accounted for at the lower of cost or fair value, which is determined on an individual loan basis, and include loans we originated or purchased that we intend to sell, in whole or in part, in the secondary market. Direct loan origination costs or fees, discounts and premiums are deferred at origination of the loan and not amortized into income.

As part of our management of the loans held in our portfolio, we will occasionally transfer loans from held for investment to held for sale. Upon transfer, any associated allowance for loan and lease loss is charged off and the carrying value of the loans is adjusted to the estimated fair value. The loans are subsequently accounted for at the lower of cost or fair value, with valuation changes recorded in other non-interest income, net. Gains or losses on the sale of these loans are also recorded in other non-interest income, net. In certain circumstances, loans designated as held for sale may later be transferred back to the loan portfolio based upon our intent and ability to hold the loans for the foreseeable future. We transfer these loans to loans held for investment at the lower of cost or fair value.

Credit Quality

Credit risk within our loan portfolio is the risk of loss arising from adverse changes in a client’s or counterparty’s ability to meet its financial obligations under agreed-upon terms. The degree of credit risk will vary based on many factors including the size of the asset or transaction, the credit characteristics of the client, the contractual terms of the agreement and the availability and quality of collateral.

We use a variety of tools to continuously monitor a client’s ability to perform under its obligations. Additionally, we syndicate loan exposure to other lenders, sell loans and use other risk mitigation techniques to manage the size and risk profile of our loan portfolio.

Credit risk management for the loan portfolio begins with an assessment of the credit risk profile of a client based on an analysis of the client’s payment performance, cash flow and financial position. As part of the overall credit risk assessment of a client, each commercial credit exposure is assigned an internal risk rating that is subject to approval based on defined credit review standards. While rating criteria vary by product, each loan rating focuses on the same factors: financial performance, the ability to repay the loan and the collateral. Subsequent to loan origination, risk ratings are monitored on an ongoing basis. If necessary, risk ratings are adjusted to reflect changes in the client’s financial condition, cash flow or financial position. We use risk rating aggregations to measure and evaluate concentrations within the loan portfolio. In making decisions regarding credit, we consider risk rating, collateral, and industry concentration limits.

We believe the likelihood of not being paid according to the contractual terms of a loan is, in large part, dependent upon the assessed level of risk associated with the loan. The internal rating that is assigned to a loan provides a view as to the relative risk of each loan. We employ an internal risk rating scale to establish a view of the credit quality of each loan. This scale is based on the credit classifications of assets as prescribed by government regulations and industry standards.

Allowance for Loan and Lease Losses

Our allowance for loan and lease losses represents management’s estimate of incurred loan and lease losses inherent in our loan and lease portfolio as of the balance sheet date. The estimation of the allowance for loan and lease losses is based on a variety of factors, including past loan and lease loss experience, the current credit profile of our borrowers, adverse situations that have occurred that may affect the borrowers’ ability to repay, the estimated value of underlying collateral and general economic conditions. Provisions for loan and lease losses are recognized when available information indicates that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

We perform quarterly and systematic detailed reviews of our loan portfolio to identify credit risks and to assess the overall collectability of the portfolio. The allowance on certain pools of loans with similar characteristics is estimated using reserve factors that are reflective of historical loss rates.

Our portfolio is reviewed regularly and, on a periodic basis, individual loans are reviewed and assigned a risk rating. Loans subject to individual reviews are analyzed and segregated by risk according to our internal risk rating scale. These risk ratings, in conjunction with an analysis of historical loss experience, current economic conditions, industry performance trends, and any other pertinent information, including individual valuations on impaired loans, are factored in the estimation of the allowance for loan and lease losses. The historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the agreement. Impairment on individual loans is measured based on the present value of payments expected to be received, observable market prices for the loan, or the estimated fair value of the collateral. If the recorded investment in an impaired loan exceeds the present value of payments expected to be received or the fair value of the collateral, a specific allowance is established as a component of the allowance for loan and lease losses.

When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged off against the allowance for loan and lease losses. To the extent we later collect amounts previously charged off, we will recognize a recovery by increasing the allowance for loan and lease losses for the amount received.

We also consider whether losses may have been incurred in connection with unfunded commitments to lend. In making this assessment, we exclude from consideration those commitments for which funding is subject to our approval based on the adequacy of underlying collateral that is required to be presented by a client or other terms and conditions. Reserves for losses related to unfunded commitments are charged to other non-interest expense, net and included within other liabilities.

Foreclosed Assets

Foreclosed assets, includes foreclosed property and other assets received in full or partial satisfaction of a loan. We recognize foreclosed assets upon the earlier of the loan foreclosure event or when we take physical possession of the assets (i.e., through a deed in lieu of foreclosure transaction). Foreclosed assets are initially measured at their fair value less estimated costs to sell. We treat any excess of our recorded investment in the loan over the fair value less estimated cost to sell the asset as a charge off to the loan.

Real estate owned (“REO”) represents real property obtained through foreclosure. REO that we do not intend to sell is classified separately as held for use, depreciated and recorded in other assets. We report REO that we intend to sell, are actively marketing and that are available for immediate sale in their current condition as held for sale. These REO are reported at the lower of their carrying amount or fair value less estimated selling costs and are not depreciated. The fair value of our REO is determined by third party appraisals, when available. When third party appraisals are not available, we estimate fair value based on factors such as prices for similar properties in similar geographical areas and/or assessment through observation of such properties. We recognize any subsequent decline in the REO’s fair value less its estimated costs to sell through a valuation allowance with an offsetting charge to expense of real estate owned and other foreclosed asset, net. A recovery is recognized for any subsequent increase in fair value less estimated costs to sell up to the cumulative loss previously recognized through the valuation allowance. We recognize REO operating costs and gains or losses on sales of REO through expense of real estate owned and other foreclosed assets, net.

Goodwill Impairment

Goodwill must be allocated to reporting units and tested for impairment. We test goodwill for impairment at least annually, and more frequently if events or circumstances, such as adverse changes in the business climate, indicate there may be justification for conducting an interim test. Impairment testing is performed at the reporting unit level.

In testing goodwill for impairment, we first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In making this assessment, we consider all relevant events and circumstances. These include, but are not limited to, macroeconomic conditions, industry and market considerations and the reporting unit’s overall financial performance. If we conclude, based on our qualitative assessment, that it is more likely than not that the fair value of the reporting unit is at least equal to its carrying amount, then we presume that the goodwill of the reporting unit is not impaired and no further testing is performed. However, if we conclude, based on our qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then we proceed with a two-step method to assess and measure impairment of the reporting unit’s goodwill. At our option, we may, in any given period, bypass the qualitative assessment and proceed directly to the two step approach.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The two-step method begins with a comparison of the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is less than its carrying amount, we then compare the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of a reporting unit’s goodwill is measured as the excess of the fair value of the reporting unit over the aggregate fair values of all the reporting unit’s assets and liabilities. If the implied fair value of the reporting unit’s goodwill is less than its carrying amount, we record an impairment loss equal to that difference. If the fair value of the reporting unit exceeds its carrying amount or if the fair value of the reporting unit’s goodwill exceeds the carrying amount of that goodwill, no impairment loss is recognized.

The balance of goodwill of $173.1 million as of both December 31, 2013 and 2012 was attributable to the formation of CapitalSource Bank. During the years ended December 31, 2013, 2012 and 2011, we did not record any goodwill impairment.

Investments in Debt Securities and Equity Securities That Have Readily Determinable Fair Values

All debt securities, as well as equity securities that have readily determinable fair values, are classified based on management’s intention on the date of purchase. Debt securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt securities not classified as held-to-maturity or trading, as well as equity investments in publicly traded entities, are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in accumulated other comprehensive income (loss) on an after-tax basis.

Investments in Equity Securities That Do Not Have Readily Determinable Fair Values

Investments in common stock or preferred stock that are not publicly traded and/or do not have a readily determinable fair value are accounted for pursuant to the equity method of accounting if we have the ability to significantly influence the operating and financial policies of an investee. This is generally presumed to exist when we own between 20% and 50% of a corporation, or when we own greater than 5% of a limited partnership or similarly structured entity. Our share of earnings and losses in equity method investees is included in other non-interest income, net. If we do not have significant influence over the investee, the cost method is used to account for the equity interest.

For investments accounted for using the cost or equity method of accounting, management evaluates information such as budgets, business plans, and financial statements of the investee in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline in value include, but are not limited to, recurring operating losses and credit defaults. We compare the estimated fair value of each investment to its carrying value quarterly. For any of our investments in which the estimated fair value is less than its carrying value, we consider whether the impairment of that investment is other-than-temporary.

If we determine that an investment has sustained an other-than-temporary decline in its value, the equity interest is written down to its fair value through gain on investments, net and a new carrying value for the investment is established.

Realized gains or losses resulting from the sale of investments are calculated using the specific identification method and are included in gain on investments, net.

If we hold both a loan and an equity method investment in an investee, we will continue to apply our pro rata share of losses in the investee to the balance of the loan once the equity investment has been fully written down.

Transfers of Financial Assets

We account for transfers of loans and other financial assets to third parties or special purpose entities (“SPEs”) that we establish as sales if we determine that we have relinquished effective control over the transferred assets. In such transactions, we derecognize the transferred assets, recognize and measure at fair value any assets obtained and liabilities assumed, including servicing assets and liabilities and record a gain or loss on the sale based upon the difference between the fair value of the assets obtained and liabilities assumed and the carrying amount of the transferred assets. If we transfer a portion of a financial asset that qualifies as a participating interest, we allocate the previous carrying amount of the entire financial asset between the participating interests sold and the interest that we continue to hold based on their relative fair values at the transfer date.

We account for transfers of financial assets in which we receive cash consideration, but for which we determine that we have not relinquished control, as secured borrowings.

Deferred Financing Fees

Deferred financing fees represent fees and other direct incremental costs incurred in connection with our borrowings. These amounts are amortized into income as interest expense over the estimated life of the borrowing using the interest method.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment are stated at cost and depreciated or amortized using the straight-line method over the following estimated useful lives (equipment leased to others is depreciated on a straight-line basis over the term of the lease to its estimated salvage value):

Buildings and improvements	10 to 40 years
Leasehold improvements	Lesser of remaining lease term or estimated useful life
Computer software	3 years
Equipment	5 years
Furniture	7 years

Income Recognition on Loans

Interest income, including income on impaired loans, fees due at maturity and paid-in-kind (“PIK”) interest, is recorded on an accrual basis to the extent that such amounts are expected to be collected. Carrying value adjustments of revolving lines of credit are amortized into interest and fee income over the contractual life of a loan on a straight line basis, while carrying value adjustments of all other loans are amortized into earnings over the contractual life of a loan using the interest method. In applying the interest method, the effective yield on a loan is determined based on its contractual payment terms, adjusted for actual prepayments.

Loan origination fees are deferred and amortized as adjustments to the related loan’s yield over the contractual life of the loan. In connection with the prepayment of a loan, any remaining unamortized deferred fees for that loan are accelerated and, depending upon the terms of the loan, there may be an additional fee that is charged based upon the prepayment and recognized in the period of the prepayment.

We accrete any discount from purchased loans into interest income in accordance with our policies up to the amount of contractual interest and principal payments expected to be collected. Upon acquisition, if management assesses that a portion of contractual interest and principal payments are not expected to be collected, a portion of the discount will be deemed non-accretable (non-accretable difference).

We will place a loan on non-accrual status if there is substantial doubt about the borrower’s ability to service its debt and other obligations or if the loan is 90 or more days past due and is not well-secured and in the process of collection. When a loan is placed on non-accrual status, accrued and unpaid interest is reversed and the recognition of interest and fee income on that loan is discontinued until factors indicating doubtful collection no longer exist and the loan has been brought current. Payments received on non-accrual loans are generally first applied to principal. A loan may be returned to accrual status when its interest or principal is current, repayment of the remaining contractual principal and interest is expected or when the loan otherwise becomes well-secured and is in the process of collection. Cash payments received from the borrower and applied to the principal balance of the loan while the loan was on non-accrual status are not reversed if a loan is returned to accrual status.

We continue to recognize interest income on loans that have been identified as impaired, but that have not been placed on non-accrual status. If the loan is placed on non-accrual status, accrued and unpaid interest is reversed and the recognition of interest and fee income on that loan will stop until factors indicating doubtful collection no longer exist and the loan has been brought current.

Income Recognition and Impairment Recognition on Securities

For our investments in debt securities, we use the interest method to amortize deferred items, including premiums, discounts and other basis adjustments, into interest income. For debt securities representing non-investment grade beneficial interests in securitizations, the effective yield is determined based on the estimated cash flows of the security. Changes in the effective yield of these securities due to changes in estimated cash flows are recognized on a prospective basis as adjustments to interest income in future periods. The effective yield on all other debt securities that have not experienced an other-than-temporary impairment is based on the contractual cash flows of the security.

Declines in the fair value of debt securities classified as available-for-sale or held-to-maturity are reviewed to determine whether the impairment is other-than-temporary. This review considers a number of factors, including the severity of the decline in fair value, current market conditions, historical performance of the security, risk ratings and the length of time the investment has been in an unrealized loss position. If we do not expect to recover the entire amortized cost basis of the security, an other-than-temporary impairment is considered to have occurred. In assessing whether the entire amortized cost basis of the security will be recovered, we compare the present value of cash flows expected to be collected from the security with its amortized cost. The present value of cash flows is determined using a discount rate equal to the effective yield on the security. If the present value of cash flows expected to be collected is less than the amortized cost basis of the security, then the impairment is considered to be other-than-temporary. Determination of whether an impairment is other-than-temporary requires significant judgment surrounding the collectability of the investment including such factors as the financial condition of the issuer, expected prepayments and expected defaults.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

When we have determined that an other-than-temporary impairment has occurred, we separate the impairment amount into a component representing the credit loss and a component representing all other factors. The credit loss component is recognized in earnings and is determined by discounting the expected future cash flows of the security by the effective yield of the security. The previous amortized cost basis less the credit component of the impairment becomes the new amortized cost basis of the security. Any remaining impairment, representing the difference between the new amortized cost of the security and its fair value is recognized through other comprehensive income. We also consider impairment of a security to be other-than-temporary if we have the intent to sell the security or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. In these situations, the entire amount of the impairment represents the credit component and is recognized through earnings.

In periods following the recognition of an other-than-temporary impairment, the difference between the new amortized cost basis and the cash flows expected to be collected on the security are accreted as interest income. Any subsequent changes to estimated cash flows are recognized as prospective adjustments to the effective yield of the security.

Derivative Instruments

We enter into derivative contracts primarily to manage the interest rate and foreign currency risk associated with certain assets, liabilities, or probable forecasted transactions. As of December 31, 2013 and 2012, all of our derivatives were held for risk management purposes, and none were designated as accounting hedges.

Our derivatives are recorded in other assets or other liabilities, as appropriate. The changes in fair value of our derivatives and the related interest accrued are recognized in gain (loss) on derivatives, net.

Income Taxes

We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates for the periods in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the change.

Periodic reviews of the carrying amount of deferred tax assets are made to determine if a valuation allowance is necessary. A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. All evidence, both positive and negative, is evaluated when making this determination. Items considered in this analysis include the ability to carry back losses to recoup taxes previously paid, the reversal of temporary differences, tax planning strategies, historical financial performance, expectations of future earnings and the length of statutory carryforward periods. Significant judgment is required in assessing future earning trends and the timing of reversals of temporary differences.

Net Income (Loss) per Share

Basic net income (loss) per share loss is based on the weighted average number of common shares outstanding during each period, plus common share equivalents computed for stock options, stock units, stock dividends declared, restricted stock and convertible debt. Diluted net income (loss) per share is adjusted for the effects of other potentially dilutive financial instruments only in the periods in which such effect is dilutive.

Bonuses

Bonuses are accrued ratably, pursuant to the underlying bonus plans over the annual performance period.  On an annual basis, management recommends a bonus accrual based on the Company’s bonus plans to the Compensation Committee of our Board of Directors.

Segment Reporting

We present financial and descriptive information about our reportable operating segments including a measure of segment profit or loss, certain specific revenue and expense items and segment assets. We designate components of our business as reportable operating segments if the component a) engages in business activities from which it may earn revenues and incur expenses, b) has operating results that are regularly reviewed by executive management to make business decisions about resources to be allocated to the segment and assess its performance and c) has available discrete financial information. We currently operate as two reportable segments: CapitalSource Bank and Other Commercial Finance. Our CapitalSource Bank segment comprises our commercial lending and banking business activities, and our Other Commercial Finance segment comprises our loan portfolio and other business activities in the Parent Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

New Accounting Pronouncements

In February 2013, the FASB amended its guidance on the presentation of comprehensive income to improve the transparency of reporting amounts reclassified out of accumulated other comprehensive income. For significant items reclassified out of accumulated other comprehensive income in their entirety in the same reporting period, entities are required to present the effects on the line items of net income. For items that are not reclassified to net income in their entirety in the same reporting period, entities are required to cross-reference to other disclosures currently required. This guidance was effective for interim and annual periods beginning after December 15, 2012. We adopted this guidance on January 1, 2013 and it did not have a material impact on our consolidated financial statements.

In December 2013, as a result of a change in regulatory requirements due to the issuance of the Final Rules of the Dodd-Frank Act, known as the Volcker Rule, banking entities became limited to the types and amounts of investments they may hold. Banking entities may need to dispose of or seek exemption for certain investments by July 21, 2015. As such, the Company is evaluating which of its investments are impacted.

Reclassifications

Certain amounts in the prior year’s consolidated financial statements have been reclassified to conform to the current year presentation.

Note 3. Loans and Credit Quality

As of December 31, 2013 and 2012, our outstanding loan balance was $6.8 billion and $6.2 billion, respectively. These amounts include loans held for sale and loans held for investment. As of December 31, 2013 and 2012, interest and fee receivables relating to loans totaled $23.7 million and $26.0 million, respectively.

Loans held for sale are recorded at the lower of cost or fair value. We determine when to sell a loan on a loan-by-loan basis and consider several factors, including the credit quality of the loan, the potential sale price relative to our loan valuation, our liquidity needs, and the resources necessary to ensure an adequate recovery if we continued to hold the loan. When our analysis indicates that the proper strategy is to sell a loan, we initiate the sale process and designate the loan as held for sale.

Loans held for investment are recorded at the principal amount outstanding, net of deferred loan costs or fees and any discounts received or premiums paid on purchased loans. We maintain an allowance for loan and lease losses for loans held for investment, which is calculated based on management’s estimate of incurred loan and lease losses inherent in our loan and lease portfolio as of the balance sheet date. This methodology is used consistently to develop our allowance for loan and lease losses for all loans and leases held for investment in our loan portfolio.

During the years ended December 31, 2013, 2012 and 2011, we transferred loans with a carrying value of $188.9 million, $323.8 million and $374.4 million, respectively, which included $56.8 million, $57.4 million and $173.3 million of impaired loans, respectively, from held for investment to held for sale. These transfers were based on our decision to sell these loans as part of our overall portfolio management and workout strategies. We did not incur any losses due to lower of cost or fair value adjustments during the year ended December 31, 2013. We incurred $0.4 million and $1.4 million of losses due to lower of cost or fair value adjustments at the time of transfer during the years ended December 31, 2012 and 2011, respectively, which is recorded within other non-interest expense, net on the Consolidated Statements of Operations. We did not reclassify any loans from held for sale to held for investment during the years ended December 31, 2013. We reclassified $5.5 million and $28.4 million of loans from held for sale to held for investment during the years ended December 31, 2012 and 2011, respectively.

During the years ended December 31, 2013, 2012 and 2011, we recognized net gains on the sale of loans of $6.9 million, $4.7 million and $16.4 million, respectively. Included in these amounts, we sold a participating interest in two loans to Pacific Western Bank, a wholly-owned subsidiary of PacWest, with a carrying value $35.0 million and recognized a net gain of $84 thousand.

As of December 31, 2013, we had no loans held for sale. As of December 31, 2012 and 2011, loans held for sale with an outstanding balance of $2.5 million, and $2.9 million, respectively, were classified as non-accrual. We did not record any fair value write-downs on non-accrual loans held for sale during the years ended December 31, 2013, 2012 and 2011.

During the years ended December 31, 2013, 2012 and 2011, we purchased loans held for investment with an outstanding principal balance at the time of purchase of $368.9 million, $487.9 million and $620.3 million, respectively.

As of December 31, 2013 and 2012, the Bank pledged loans held for investment with an unpaid principal balance of $1.2 billion and $0.7 billion, respectively, to the Federal Home Loan Bank of San Francisco (“FHLB SF”) as collateral for its financing facility.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2013 and 2012, the outstanding carrying value of loans, by type of loan, was as follows:

	December 31,
	2013		2012
	($ in thousands)
Commercial	$3,852,537	57%	$3,594,643	58%
Real estate	2,865,976	42	2,499,567	41
Real estate - construction	65,976	1	45,020	1
Total(1)(2)	$6,784,489	100%	$6,139,230	100%

(1)                  Includes deferred loan fees and discounts.

(2)                  As of December 31, 2013, includes deferred loans fees and discounts of $29.1 million, $16.2 million and $0.7 million for commercial, real estate and real estate - construction loans, respectively. As of December 31, 2012, includes deferred loans fees and discounts of $38.4 million, $14.9 million and $0.3 million for commercial, real estate and real estate - construction loans, respectively.

Non-performing loans include all loans on non-accrual status and accruing loans which are contractually past due 90 days or more as to principal or interest payments. Our remediation efforts on these loans are based upon the characteristics of each specific situation and include, among other things, one of or a combination of the following:

•                  request that the equity owners of the borrower inject additional capital;

•                  require the borrower to provide us with additional collateral;

•                  request additional guaranties or letters of credit;

•                  request the borrower to improve cash flow by taking actions such as selling non-strategic assets or reducing operating expenses;

•                  modify the terms of the loan, including the deferral of principal or interest payments, where we will appropriately classify the modification as a TDR;

•                  initiate foreclosure proceedings on the collateral; or

•                  sell the loan in certain cases where there is an interested third-party buyer.

As of December 31, 2013 and 2012, the carrying value of each class of loans held for investment, separated by performing and non-performing categories, was as follows:

	December 31,
	2013			2012
Class	Performing	Non-Performing	Total	Performing	Non-Performing	Total
	($ in thousands)
Asset-based	$1,642,937	$12,459	$1,655,396	$1,409,837	$27,759	$1,437,596
Cash flow	1,966,599	40,801	2,007,400	1,916,042	51,700	1,967,742
Healthcare asset-based	168,238	—	168,238	179,617	—	179,617
Healthcare real estate	765,246	15,666	780,912	665,058	17,001	682,059
Multi-family	776,320	1,052	777,372	899,963	1,961	901,924
Real estate	1,069,610	24,776	1,094,386	717,798	12,593	730,391
Small business	294,699	6,086	300,785	233,653	6,248	239,901
Total(1)	$6,683,649	$100,840	$6,784,489	$6,021,968	$117,262	$6,139,230

(1)                  Includes deferred loan fees and discounts.  Excludes loans held for sale carried at lower of cost or fair value.

Credit Quality

Credit risk within our loan portfolio is the risk of loss arising from adverse changes in a client’s or counterparty’s ability to meet its financial obligations under agreed-upon terms. The degree of credit risk will vary based on many factors, the credit characteristics of the borrower, the contractual terms of the agreement and the availability and quality of collateral. We continuously monitor a borrower’s ability to perform under its obligations. Additionally, we manage the size and risk profile of our loan portfolio by syndicating loan exposure to other lenders and selling loans.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Under our credit risk management process, each loan is assigned an internal risk rating that is based on defined credit review standards. While rating criteria vary by product, each loan rating focuses on: the borrower’s financial performance and financial standing, the borrower’s ability to repay the loan, and the adequacy of the collateral securing the loan. Subsequent to loan origination, risk ratings are monitored and reassessed on an ongoing basis. If necessary, risk ratings are adjusted to reflect changes in the borrower’s financial condition, cash flow or financial position. We use risk rating aggregations to measure credit risk within the loan portfolio. In addition to risk ratings, we consider the market trend of collateral values and loan concentrations by borrower industries and real estate property types (where applicable).

We believe that the likelihood of not being paid according to the contractual terms of a loan is, in large part, dependent upon the assessed level of risk associated with the loan, and we believe that our internal risk rating process provides a view as to the relative risk of each loan. This risk rating scale is based on a credit classification of assets as prescribed by government regulations and industry standards and is separated into the following groups:

•                   Pass - Loans with standard, acceptable levels of credit risk;

•                   Special mention - Loans that have potential weaknesses that deserve close attention, and which, if left uncorrected, may result in a loss or deterioration of our credit position;

•                   Substandard - Loans that are inadequately protected by the current worth and paying capacity of the obliger or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected; and

•                   Doubtful - Loans that have all the weaknesses inherent in those classified as Substandard with the added characteristic that the weaknesses make collection or liquidation in full improbable based on currently existing facts, conditions, and values.

As of December 31, 2013 and 2012, the carrying value of each class of loans by internal risk rating, was as follows:

	Internal Risk Rating
Class	Pass	Special Mention	Substandard	Doubtful	Total
	($ in thousands)
As of December 31, 2013:
Asset-based	$1,602,564	$25,420	$15,261	$12,151	$1,655,396
Cash flow	1,823,926	108,242	64,996	10,236	2,007,400
Healthcare asset-based	108,196	45,911	14,131	—	168,238
Healthcare real estate	682,942	67,235	30,735	—	780,912
Multi-family	761,270	14,473	1,629	—	777,372
Real estate	1,011,565	25,521	57,300	—	1,094,386
Small business	293,630	1,066	6,089	—	300,785
Total(1)	$6,284,093	$287,868	$190,141	$22,387	$6,784,489
As of December 31, 2012:
Asset-based	$1,352,729	$36,535	$29,185	$19,147	$1,437,596
Cash flow	1,684,107	67,629	191,582	24,424	1,967,742
Healthcare asset-based	114,889	64,728	—	—	179,617
Healthcare real estate	607,382	57,676	17,001	—	682,059
Multi-family	857,667	41,709	2,548	—	901,924
Real estate	673,783	38,139	18,389	80	730,391
Small business	228,071	2,860	8,443	527	239,901
Total(1)	$5,518,628	$309,276	$267,148	$44,178	$6,139,230

(1)                  Includes deferred loan fees and discounts.  Excludes loans held for sale carried at lower of cost or fair value.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Non-Accrual and Past Due Loans

We will place a loan on non-accrual status if there is substantial doubt about the borrower’s ability to service its debt and other obligations or if the loan is 90 or more days past due and is not well-secured and in the process of collection. When a loan is placed on non-accrual status, accrued and unpaid interest is reversed and the recognition of interest and fee income on that loan will stop until factors no longer indicate collection is doubtful and the loan has been brought current. Payments received on non-accrual loans are generally first applied to principal. A loan may be returned to accrual status when its interest or principal is current, repayment of the remaining contractual principal and interest is expected or when the loan otherwise becomes well-secured and is in the process of collection. Cash payments received from the borrower and applied to the principal balance of the loan while the loan was on non-accrual status are not reversed if a loan is returned to accrual status.

If our non-accrual loans had performed in accordance with their original terms, interest income on the outstanding legal balance of these loans would have been $17.6 million, $32.6 million and $62.0 million higher for the years ending December 31, 2013, 2012 and 2011, respectively.

As of December 31, 2013 and 2012, the carrying value of non-accrual loans was as follows:

	December 31,
	2013	2012
	($ in thousands)
Asset-based	$12,459	$27,759
Cash flow	40,801	51,700
Healthcare real estate	15,666	17,001
Multi-family	1,052	1,961
Real estate	24,776	12,593
Small business	6,086	6,248
Total(1)	$100,840	$117,262

(1)                  Includes deferred loan fees and discounts.  Excludes loans held for sale carried at lower of cost or fair value.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2013 and 2012, the delinquency status of loans in our loan portfolio was as follows:

	30-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans	Greater Than 90 Days Past Due and Accruing
	($ in thousands)
As of December 31, 2013:
Asset-based	$54	$—	$54	$1,655,342	$1,655,396	$—
Cash flow	878	99	977	2,006,423	2,007,400	—
Healthcare asset-based	—	—	—	168,238	168,238	—
Healthcare real estate	—	15,666	15,666	765,246	780,912	—
Multi-family	591	188	779	776,593	777,372	—
Real estate	—	10,326	10,326	1,084,060	1,094,386	—
Small business	839	1,356	2,195	298,590	300,785	—
Total(1)	$2,362	$27,635	$29,997	$6,754,492	$6,784,489	$—
As of December 31, 2012:
Asset-based	$19,207	$391	$19,598	$1,417,998	$1,437,596	$—
Cash flow	578	3,486	4,064	1,963,678	1,967,742	—
Healthcare asset-based	—	—	—	179,617	179,617	—
Healthcare real estate	—	17,001	17,001	665,058	682,059	—
Multi-family	656	999	1,655	900,269	901,924	—
Real estate	1,032	12,284	13,316	717,075	730,391	—
Small business	2,994	3,932	6,926	232,975	239,901	—
Total(1)	$24,467	$38,093	$62,560	$6,076,670	$6,139,230	$—

(1)                  Includes deferred loan fees and discounts.  Excludes loans held for sale carried at lower of cost or fair value.

Impaired Loans

We consider a loan to be impaired when, based on current information, we determine that it is probable that we will be unable to collect all amounts due in accordance with the contractual terms of the original loan agreement. In this regard, impaired loans include loans for which we expect to encounter a significant delay in the collection of and/or a shortfall in the amount of contractual payments due to us.

Assessing the likelihood that a loan will not be paid according to its contractual terms involves the consideration of all relevant facts and circumstances and requires a significant amount of judgment. For such purposes, factors that are considered include:

•                   the current performance of the borrower;

•                   the current economic environment and financial capacity of the borrower to preclude a default;

•                   the willingness of the borrower to provide the support necessary to preclude a default (including the potential for successful resolution of a potential problem through modification of terms); and

•                   the borrower’s equity position in, and the value of, the underlying collateral, if applicable, based on our best estimate of the fair value of the collateral.

In assessing the adequacy of available evidence, we consider whether the receipt of payments is dependent on the fiscal health of the borrower or the sale, refinancing or foreclosure of the loan.

We continue to recognize interest income on loans that have been identified as impaired but have not been placed on non-accrual status.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2013 and 2012, information pertaining to our impaired loans was as follows:

	December 31,
	2013			2012
	Carrying Value(1)	Legal Principal Balance(2)	Related Allowance	Carrying Value(1)	Legal Principal Balance(2)	Related Allowance
	($ in thousands)
With no related allowance recorded:
Asset-based	$12,459	$19,724		$40,655	$75,547
Cash flow	279	21,486		48,796	118,440
Healthcare asset-based	—	—		—	12,246
Healthcare real estate	15,666	21,668		17,001	18,286
Multi-family	1,052	1,414		1,961	2,108
Real estate	24,776	100,374		12,711	83,363
Small business	6,086	14,046		8,112	15,976
Total	60,318	178,712		129,236	325,966
With allowance recorded:
Asset-based	—	—	$—	867	859	$(412)
Cash flow	40,522	44,513	(4,211)	71,609	80,322	(6,072)
Total	40,522	44,513	(4,211)	72,476	81,181	(6,484)
Total impaired loans	$100,840	$223,225	$(4,211)	$201,712	$407,147	$(6,484)

(1)                  Carrying value of impaired loans before applying specific reserves. Balances are net of deferred loan fees and discounts. Excludes loans held for sale.

(2)                  Represents the contractual amounts owed to us by borrowers. The difference between the carrying value and the contractual amounts owed relates to the previous recognition of charge offs and are net of deferred loan fees and discounts.

As of December 31, 2013 and 2012, the carrying value of impaired loans with no related allowance recorded was $60.3 million and $129.2 million, respectively. Of these amounts, $29.7 million and $41.6 million, respectively, related to loans that were charged off to their carrying values. These charge offs were primarily the result of collateral dependent loans for which ultimate collection depends solely on the sale of the collateral. The remaining $30.6 million and $87.6 million related to loans that had no recorded charge offs or specific reserves as of December 31, 2013 and 2012, respectively, based on our estimate that we ultimately will collect all principal and interest amounts due.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Average balances and interest income recognized on impaired loans, by loan class, for the years ended December 31, 2013, 2012 and 2011, were as follows:

	Year Ended December 31,
	2013		2012		2011
	Average Balance	Interest Income Recognized(1)	Average Balance	Interest Income Recognized(1)	Average Balance	Interest Income Recognized(1)
	($ in thousands)
No allowance recorded:
Asset-based	$26,106	$489	$65,805	$3,246	$67,521	$2,899
Cash flow	25,628	5,867	68,549	5,534	110,466	7,456
Healthcare asset-based	—	—	1,002	233	1,827	177
Healthcare real estate	16,717	—	24,118	—	23,010	165
Multi-family	1,583	161	1,432	17	5,770	—
Real estate	18,897	5	54,800	3,735	185,104	3,410
Small business	6,766	242	11,983	20	10,158	—
Total	95,697	6,764	227,689	12,785	403,856	14,107
With allowance recorded:
Asset-based	743	—	8,222	74	47,572	—
Cash flow	43,156	1,622	95,442	3,094	111,637	3,405
Healthcare asset-based	—	—	—	—	787	—
Healthcare real estate	—	—	604	—	5,006	—
Multi-family	—	—	—	—	414	—
Real estate	—	—	—	—	32,964	—
Small business	—	—	—	—	733	—
Total	43,899	1,622	104,268	3,168	199,113	3,405
Total impaired loans	$139,596	$8,386	$331,957	$15,953	$602,969	$17,512

(1)               We recognized no cash basis interest income on impaired loans during the years ended December 31, 2013 and 2012. We recognized $0.1 million cash basis interest income on impaired loans during the year ended December 31, 2011.

Allowance for Loan and Lease Losses

Our allowance for loan and lease losses represents management’s estimate of incurred losses inherent in our loan and lease portfolio as of the balance sheet date. The estimation of the allowance for losses is based on a variety of factors, including past loss experience, the current credit profile and financial position of our borrowers, adverse situations that have occurred that may affect the borrowers’ ability to repay, the estimated value of underlying collateral and general economic conditions. Provisions for losses are recognized when available information indicates that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated.

We perform quarterly detailed reviews of our loan portfolio to identify credit risks and to assess the overall collectability of the portfolio. The allowance on certain pools of loans with similar characteristics is estimated using reserve factors derived from historical loss rates or published industry data if our lending history for a particular loan type is limited.

Each loan is assigned an internal risk rating that is based on defined credit review standards. While rating criteria vary by product, each loan rating focuses on: the borrower’s financial performance and financial standing, the borrower’s ability to repay the loan, and the adequacy of the collateral securing the loan. Subsequent to loan origination, risk ratings are monitored and reassessed on an ongoing basis. If necessary, risk ratings are adjusted to reflect changes in the borrower’s financial condition, cash flow or financial position. We use risk rating aggregations to measure credit risk within the loan portfolio. In addition, we consider the market trend of collateral values and loan concentrations by borrower industries and real estate property types.

These risk ratings, analysis of historical loss experience (updated quarterly), current economic conditions, industry performance trends, and any other pertinent information, including individual valuations on impaired loans are all considered when estimating the allowance for loan and lease losses.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

If the recorded investment in an impaired loan exceeds the present value of payments expected to be received, the fair value of the collateral and/or the loan’s observable market price, a specific allowance is established as a component of the allowance for losses.

When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged off against the allowance for losses. To the extent we later collect from the original borrower amounts previously charged off, we will recognize a recovery.

We also consider whether losses may have been incurred in connection with unfunded commitments to lend. In making this assessment, we exclude from consideration those commitments for which funding is subject to our approval based on the adequacy of underlying collateral that is required to be presented by a borrower or other terms and conditions.

Activity in the allowance for loan and lease losses related to our loans held for investment for the years ended December 31, 2013, 2012 and 2011, respectively, was as follows:

	Year Ended December 31,
	2013	2012	2011
	($ in thousands)
Allowance for loan and lease losses as of beginning of year	$117,273	$153,631	$329,122
Charge offs	(8,436)	(96,376)	(246,242)
Recoveries	5,900	22,220	18,926
Net charge offs	(2,536)	(74,156)	(227,316)
Charge offs upon transfer to held for sale	(14,748)	(1,644)	(41,160)
Loan and lease loss provision	20,531	39,442	92,985
Balance as of end of year	120,520	117,273	153,631
Allowance for credit losses on unfunded lending commitments at beginning of year	3,424	4,877	3,261
(Release) provision for unfunded lending commitments	(1,124)	(1,453)	1,616
Allowance for credit losses on unfunded lending commitments at end of year(1)	2,300	3,424	4,877
Total allowance for loan, lease and unfunded lending commitments	$122,820	$120,697	$158,508

(1)               Represents additional credit loss reserves for unfunded lending commitments and letters of credit recorded in Other Liabilities. Unfunded lending commitments totaled $1.1 billion, $1.0 billion and $1.4 billion at December 31, 2013, 2012 and 2011, respectively.

As of December 31, 2013 and 2012, the balances of the allowance for loan and lease losses and the carrying value of loans held for investment disaggregated by impairment methodology were as follows:

	December 31,
	2013		2012
	Loans	Allowance for Loan and Lease Losses	Loans	Allowance for Loan and Lease Losses
	($ in thousands)
Individually evaluated for impairment(1)	$99,091	$(4,211)	$198,856	$(6,484)
Other loans groups with unidentified incurred losses	6,683,649	(116,309)	5,937,518	(110,789)
Acquired loans with deteriorated credit quality	1,749	—	2,856	—
Total	$6,784,489	$(120,520)	$6,139,230	$(117,273)

(1)               Loans individually evaluated for impairment are net of charge offs of $85.4 million and $162.5 million at December 31, 2013 and 2012, respectively.

Troubled Debt Restructurings

The types of concessions that are assessed to determine if modifications to our loans should be classified TDRs include, but are not limited to, interest rate and/or fee reductions, maturity extensions, payment deferrals, forgiveness of loan principal, interest, and/or fees, or multiple concessions comprised of a combination of some or all of these items. We also classify discounted loan payoffs and loan foreclosures as TDRs.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

During the years ended December 31, 2013 and 2012, the aggregate carrying value of loans involved in TDRs were $94.0 million and $170.5 million, respectively, as of their respective restructuring dates.  Aggregate carrying value includes principal, deferred fees and accrued interest. Loans involved in TDRs are classified as impaired upon closing the TDR. Generally, a loan that has been involved in a TDR is no longer classified as impaired one year subsequent to the restructuring, assuming the loan performs under the restructured terms and the restructured terms are commensurate with current market terms. In most cases, the restructured terms of loans involved in TDRs are not commensurate with current market terms.

As loans involved in TDRs are deemed to be impaired, such impaired loans, including those that subsequently experienced defaults, are individually evaluated in accordance with our allowance for loan and lease losses methodology under the same guidelines as non-TDR loans that are classified as impaired. Our evaluation of whether collection of interest and principal is reasonably assured is based on the facts and circumstances of each individual borrower and our assessment of the borrower’s ability and intent to repay in accordance with the revised loan terms. We generally consider such factors as historical operating performance and payment history of the borrower, indications of support by sponsors and other interest holders, the terms of the TDR, the value of any collateral securing the loan and projections of future performance of the borrower as part of this evaluation.

The accrual status for loans involved in a TDR is assessed as part of the evaluation mentioned above. For a loan that accrues interest immediately after that loan is restructured in a TDR, we generally do not charge off a portion of the loan as part of the restructuring. If a portion of a loan has been charged off, we will not accrue interest on the remaining portion of the loan if the charged off portion is still contractually due from the borrower. However, if the charged off portion of the loan is legally forgiven through concessions to the borrower, then the restructured loan may be placed on accrual status if the remaining contractual amounts due on the loan are reasonably assured of collection. In addition, for certain TDRs, especially those involving a commercial real estate loan, we may split the loan into an A note and a B note, placing the performing A note on accrual status and charging off the B note. For loans involved in a TDR that have been classified as non-accrual, the borrower is required to demonstrate sustained payment performance for a minimum of six months to return to accrual status.

The aggregate carrying values of loans that had been restructured in TDRs as of December 31, 2013 and 2012 were as follows:

	December 31,
	2013	2012
	($ in thousands)
Non-accrual	$55,460	$62,815
Accruing	—	83,367
Total	$55,460	$146,182

The specific reserves related to these loans were $1.6 million as of December 31, 2013 and 2012. We had unfunded commitments related to these restructured loans of $7.6 million and $21.1 million as of December 31, 2013 and 2012, respectively.

The following table rolls forward the balance of loans modified in TDRs for the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31,
	2013	2012	2011
	($ in thousands)
Beginning balance of TDRs	$146,182	$309,003	$555,113
New TDRs	3,896	45,353	143,963
Draws and pay downs on existing TDRs, net	(16,934)	(18,087)	(27,305)
Loan sales and payoffs	(74,360)	(157,954)	(267,168)
Charge offs post modification	(3,324)	(32,133)	(95,600)
Ending balance of TDRs	$55,460	$146,182	$309,003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The number and aggregate carrying values of loans involved in TDRs that occurred during the year ended December 31, 2013 were as follows:

	Year Ended December 31, 2013
	Number of Loans	Carrying Value Prior to TDR	Carrying Value Subsequent to TDR(2)
	($ in thousands)
Asset-based
Maturity extension	1	$2,985	$2,985
Discounted payoffs	2	10,006	—
Multiple concessions	2	9,398	9,398
	5	22,389	12,383
Cash flow
Maturity extension	2	32,547	32,547
Payment deferral	1	571	571
Discounted payoffs	3	16,942	—
Multiple concessions	7	17,840	17,840
	13	67,900	50,958
Multi-family
Discounted payoffs	1	425	—
Small business
Discounted payoffs	2	565	—
Foreclosures	3	786	—
Multiple concessions	4	1,955	1,955
	9	3,306	1,955
Total(1)	28	$94,020	$65,296

(1)                  Includes deferred loan fees and discounts.

(2)                  Represents the carrying value immediately following the modification of the loan; does not represent the carrying value as of December 31, 2013.

During the year ending December 31, 2013, one small business loan experienced default after its initial restructuring within the previous 12 months. As of December 31, 2013, the carrying value of this loan was $38 thousand.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

A summary of concession types granted by loan type, including the accrual status of the loans as of December 31, 2013 and 2012, respectively, was as follows:

	December 31,
	2013			2012
	Non-accrual	Accrual	Total	Non-accrual	Accrual	Total
	($ in thousands)
Commercial
Maturity extension	$—	$—	$—	$14,166	$59,513	$73,679
Payment deferral	529	—	529	—	—	—
Multiple concessions	42,340	—	42,340	36,786	23,711	60,497
	42,869	—	42,869	50,952	83,224	134,176
Real estate
Interest rate and fee reduction	—	—	—	—	—	—
Maturity extension	54	—	54	59	—	59
Payment deferral	529	—	529	617	—	617
Multiple concessions	1,938	—	1,938	200	143	343
	2,521	—	2,521	876	143	1,019
Real estate - construction
Maturity extension	10,070	—	10,070	10,758	—	10,758
Multiple concessions	—	—	—	229	—	229
	10,070	—	10,070	10,987	—	10,987
Total	$55,460	$—	$55,460	$62,815	$83,367	$146,182

We have experienced losses incurred on some TDRs subsequent to their initial restructuring. These losses include both additional specific reserves and charge offs on the restructured loans. A majority of such losses has been incurred on our commercial loans and are primarily due to the borrowers’ failure to consistently meet their financial forecasts that formed the bases for our restructured loans. Examples of circumstances that resulted in the borrowers not being able to meet their forecasts included acquisitions of other businesses that did not have the expected positive impact on financial results, significant delays in launching products and services, and continued deterioration in the pricing estimates of businesses and product lines that the borrower expected to sell to generate proceeds to repay the loan.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Losses incurred on TDRs since their initial restructuring by concession and loan type as of December 31, 2013, 2012 and 2011, respectively, was as follows:

	Year Ended December 31,
	2013	2012	2011
	($ in thousands)
Commercial
Interest rate and fee reduction	$—	$—	$18,727
Maturity extension	727	5,440	11,310
Payment deferral	144	252	10,968
Multiple concessions	6,360	20,281	48,912
	7,231	25,973	89,917
Real estate
Interest rate and fee reduction	—	—	9
Maturity extension	—	950	—
Payment deferral	—	—	11,162
Multiple concessions	363	23	402
	363	973	11,573
Real estate - construction
Maturity extension	—	4,709	19,408
Multiple concessions	229	958	—
	229	5,667	19,408
Total	$7,823	$32,613	$120,898

Of the additional losses recognized on commercial loan TDRs since their initial restructuring for the years ended December 31, 2013, 2012 and 2011, 65.3%, 92.9% and 83.9%, respectively, related to loans that had additional modifications subsequent to their initial TDRs, and all related to loans that were on non-accrual status.  We recognized approximately $0.3 million, $0.1 million and $0.2 million of interest income for the years ended December 31, 2013, 2012 and 2011, respectively, on the commercial loans that experienced losses during those years.

Real Estate Owned and Other Foreclosed Assets (“REO”)

When we foreclose on an asset that collateralizes a loan, we record the acquired asset at its estimated fair value less costs to sell at the time of foreclosure. Upon foreclosure, we evaluate the asset’s fair value as compared to the loan’s carrying amount and record a charge off when the carrying amount of the loan exceeds fair value less costs to sell. We may also write down or record allowances on the acquired asset subsequent to foreclosure if such assets experience additional deterioration. Any subsequent valuation adjustments are recorded as a component of net expense of real estate owned and other foreclosed assets.

Activity related to REO for the years ended December 31, 2013, 2012 and 2011 was as follows:

	Year Ended December 31,
	2013	2012	2011
	($ in thousands)
Balance as of beginning of year	$23,791	$69,698	$163,329
Transfers from loans held for investment and other assets	845	15,494	28,281
Fair value adjustments	(2,025)	(10,174)	(28,274)
Real estate sold	(9,787)	(51,227)	(93,638)
Balance as of end of year	$12,824	$23,791	$69,698

During the years ended December 31, 2013, 2012 and 2011, we recognized gains (losses) of $4.0 million, $2.7 million and $(0.7) million, respectively, on the sales of REO as a component of expense of real estate owned and other foreclosed assets, net.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Investments

Investment Securities, Available-for-Sale

As of December 31, 2013 and 2012, our investment securities, available-for-sale were as follows:

	December 31,
	2013				2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	($ in thousands)
Agency securities	$785,511	$10,909	$(12,180)	$784,240	$960,864	$23,464	$(807)	$983,521
Asset-backed securities	3,031	138	—	3,169	9,280	312	—	9,592
Collateralized loan obligations	47,863	—	(526)	47,337	13,418	12,832	—	26,250
Non-agency MBS	19,897	329	(23)	20,203	40,937	689	(279)	41,347
SBA asset-backed securities	15,640	—	(107)	15,533	17,632	683	—	18,315
Total	$871,942	$11,376	$(12,836)	$870,482	$1,042,131	$37,980	$(1,086)	$1,079,025

Included in investment securities, available-for-sale, were agency securities which included commercial and residential mortgage pass through securities and collateralized mortgage obligations issued and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae (“Agency MBS”); asset-backed securities; investments in collateralized loan obligations (“CLOs”); residential mortgage-backed securities issued by non-government agencies (“Non-agency MBS”) and agency asset-backed securities issued by the Small Business Administration (“SBA ABS”).

Realized gains or losses resulting from the sale and maturities of investments are calculated using the specific identification method and included in gain on sales or calls of investments, net. During the year ended December 31, 2013, we had repayments on investment securities, available-for-sale of $358.7 million and $117.6 million in purchases, with a net amortized discount of $3.4 million. During the year ended December 31, 2012, we had repayments on investment securities, available-for-sale of $383.6 million  and $293.9 million in purchases, with a net amortized discount of $6.1 million.

During the years ended December 31, 2013, 2012, and 2011, we recognized $(25.5) million, $5.6 million, and $13.3 million, respectively, of net unrealized after-tax (loss) gains as a component of accumulated other comprehensive income, net.

Other-than-temporary impairments (“OTTI”) on our investment securities, available-for-sale are included as a component of gain on investments, net. We recorded OTTI of $0.2 million, $1.4 million and $1.5 million relating to a decline in the fair value of our investment securities, available-for-sale on our collateralized loan obligations and municipal bond during the years ended December 31, 2013, 2012 and 2011, respectively.

The amortized cost and fair value of investment securities, available-for-sale pledged as collateral to the FHLB SF and government agencies as of December 31, 2013 and 2012 were as follows:

	December 31,
	2013		2012
Source	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	($ in thousands)
FHLB SF	$—	$—	$190,113	$197,911
FRB	9,988	9,975	—	—
Government agencies(1)	17,246	17,436	5,390	5,439
Total	$27,234	$27,411	$195,503	$203,350

(1)                  Represents the amounts pledged as collateral to secure funds deposited by government agencies.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Investment Securities, Held-to-Maturity

As of December 31, 2013 and 2012, investment securities, held-to-maturity consisted of non-agency commercial mortgage-backed securities rated AA+ or higher. The amortized cost, gross unrealized gains and losses, and estimated fair value of held-to-maturity securities were as follows:

	December 31,
	2013	2012
	($ in thousands)
Amortized Cost	$74,369	$108,233
Unrealized Gains	1,166	3,531
Unrealized Losses	—	(376)
Fair Value	$75,535	$111,388

During the years ended December 31, 2013 and 2012, we recorded $4.3 million and $4.4 million, respectively, of interest income on investment securities, held-to-maturity which were recorded as a component of interest income in investment securities.

During the year ended December 31, 2013, we had repayments and purchases on investment securities, held-to-maturity of $35.7 million and $47.9 million, respectively, with a net amortized premium of $1.7 million.

During the year ended December 31, 2013, we transferred $47.9 million in investment securities, held-to-maturity, which consisted of collateralized loan obligations, with a fair value of $47.3 million and net unrealized losses of $526 thousand, to investment securities, available-for-sale. The CLOs were reclassified to available-for-sale due to the provisions of the Volcker Rule that prohibit banking entities from having ownership interests in “covered funds.” As such, the Company would not be permitted to hold the CLOs to their contractual maturity. In addition, we sold one CMBS with a net carrying value of $6.2 million and realized a net gain of $0.2 million during the year ended December 31, 2013. We decided to sell the security as a result of evidence of significant deterioration in the issuer’s creditworthiness.

During the year ended December 31, 2012, we had $5.1 million of principal repayments on investment securities, held-to-maturity with a net amortized premium of $1.7 million, and no purchases of investment securities, held-to-maturity.

The investment securities, held-to-maturity pledged as collateral as of December 31, 2013 and 2012 were as follows:

	December 31,
	2013		2012
Source	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	($ in thousands)
FHLB SF	$3,582	$3,745	$4,060	$4,497
FRB	60,396	60,593	87,038	88,381
Total	$63,978	$64,338	$91,098	$92,878

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Unrealized Losses on Investment Securities

As of December 31, 2013 and 2012, the gross unrealized losses and fair values of investment securities that were in unrealized loss positions, for which other-than-temporary impairments have not been recognized in earnings, were as follows:

	Less Than 12 Months		12 Months or More		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	($ in thousands)
As of December 31, 2013
Investment Securities, Available-for-Sale:
Agency securities	$(8,974)	$332,996	$(3,206)	$59,738	$(12,180)	$392,734
Collateralized loan obligations	(526)	47,337	—	—	(526)	47,337
SBA asset-backed securities	(107)	15,533	—	—	(107)	15,533
Non-agency MBS	(14)	1,463	(9)	690	(23)	2,153
Total Investment Securities, Available-for-Sale	$(9,621)	$397,329	$(3,215)	$60,428	$(12,836)	$457,757
Total Investment Securities, Held-to-Maturity	$—	$—	$—	$—	$—	$—
As of December 31, 2012
Investment Securities, Available-for-Sale:
Agency securities	$(807)	$115,447	$—	$—	$(807)	$115,447
Non-agency MBS	(245)	8,651	(34)	1,175	(279)	9,826
Total Investment Securities, Available-for-Sale	$(1,052)	$124,098	$(34)	$1,175	$(1,086)	$125,273
Total Investment Securities, Held-to-Maturity	$—	$—	$(376)	$59,284	$(376)	59,284

Investment securities in unrealized loss positions are analyzed individually as part of our ongoing assessment of OTTI. As of December 31, 2013 and 2012, we do not believe that any unrealized losses included in the table above represent an OTTI. The unrealized losses are attributable to fluctuations in the market prices of the securities due to market conditions and interest rate levels. Agency securities have the highest debt rating and are backed by government-sponsored entities. As of December 31, 2013, each of the agency, Non-agency MBS, and CLOs with unrealized losses were well supported. Based on our analysis of each security in an unrealized loss position, we have the intent, ability to hold and no requirement to sell these securities, so we can expect to recover the entire amortized cost basis of the impaired securities.

Contractual Maturities

As of December 31, 2013, the contractual maturities of our available-for-sale and held-to-maturity investment securities were as follows:

	Investment Securities, Available-for-Sale		Investment Securities, Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	($ in thousands)
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	12,889	13,330	—	—
Due after five years through ten years(1)	44,241	44,884	60,396	60,593
Due after ten years(2)(3)	814,812	812,268	13,973	14,943
Total	$871,942	$870,482	$74,369	$75,536

(1)                  Includes Agency MBS, Non-agency MBS, Non-agency ABS, Non-agency CMBS, and CLOs with fair values of $16.9 million, $0.2 million, $3.2 million, $60.6 million and $24.7 million, respectively, and weighted average expected maturities of approximately 1.94, 1.83, 1.59, 0.41 and 4.43 years, respectively, based on interest rates and expected prepayment speeds as of  December 31, 2013.

(2)                  Includes Agency MBS, SBA ABS, Non-agency MBS, Non-agency CMBS, and CLOs with fair values of $762.4 million, $15.5 million, $11.7 million, $14.9 million, and $22.7 million, respectively, and weighted average expected maturities of approximately 4.06, 6.70, 2.01, 2.66  and 7.07  years, respectively, based on interest rates and expected prepayment speeds as of December 31, 2013.

(3)                  Includes securities with no stated maturity.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Other Investments

As of December 31, 2013 and 2012, our other investments were as follows:

	December 31,
	2013	2012
	($ in thousands)
Investments carried at cost	$17,797	$23,963
Investments accounted for under the equity method	34,327	36,400
Total	$52,124	$60,363

Proceeds and gains from sales of other investments for the years ended December 31, 2013, 2012 and 2011 were as follows:

	Year Ended December 31,
	2013	2012	2011
	($ in thousands)
Proceeds from sales	$3,407	$11,478	$30,468
Gain from sales	3,385	5,874	22,915

During the years ended December 31, 2013 and 2012, we recorded $3.6 million and $7.1 million, respectively, of dividends which were recorded as a component of gain on investments, net.

During the years ended December 31, 2013, 2012 and 2011, we recorded OTTI of $1.6 million, $5.2 million and $1.4 million, respectively, relating to our investments carried at cost.

Note 5. Property and Equipment

We own property and equipment for use in our operations as well as equipment leased to others subject to operating lease agreements. As of December 31, 2013 and 2012, property and equipment included in other assets consisted of the following:

	December 31,
	2013	2012
	($ in thousands)
Land	$125	$125
Buildings	470	470
Equipment	179,544	149,345
Furniture and related equipment	10,479	10,266
Leasehold improvements	26,266	24,498
Accumulated depreciation and amortization	(63,809)	(46,190)
Total	$153,075	$138,514

During the years ended December 31, 2013 and 2012, we acquired $31.9 million and $40.8 million of equipment, respectively, which we lease to others for their use subject to operating lease agreements. During the years ended December 31, 2013 and 2012, income from these leases was $1.7 million and $1.1 million, respectively.

Depreciation of property and equipment totaled $14.4 million, $12.7 million and $9.2 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Note 6. Deposits

As of December 31, 2013 and 2012, the Bank had $6.1 billion and $5.6 billion, respectively, in deposits insured up to the maximum limit by the FDIC. As of December 31, 2013 and 2012, the Bank had $816.3 million and $597.8 million, respectively, of certificates of deposit in the amount of $250,000 or more and $3.1 billion and $2.6 billion, respectively, of certificates of deposit in the amount of $100,000 or more.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2013 and 2012, the weighted average interest rates for savings and money market deposit accounts were 0.46% and 0.51%, respectively, and for certificates of deposit were 0.97% and 0.94%, respectively. The weighted average interest rates for all deposits as of December 31, 2013 and 2012 were 0.90% and 0.87%, respectively.

As of December 31, 2013 and 2012, interest-bearing deposits at the Bank were as follows:

	December 31,
	2013		2012
	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	($ in thousands)
Interest-bearing deposits:
Money market	$253,357	0.45%	$257,961	0.49%
Savings	623,430	0.47%	704,890	0.52%
Certificates of deposit	5,250,903	0.97%	4,616,419	0.94%
Total interest-bearing deposits	$6,127,690	0.90%	$5,579,270	0.87%

As of December 31, 2013, certificates of deposit at the Bank detailed by maturity were as follows:

	Amount	Weighted Average Rate
	($ in thousands)
Maturing by:
December 31, 2014	$4,694,400	0.94%
December 31, 2015	432,770	1.16%
December 31, 2016	69,602	1.67%
December 31, 2017	26,459	1.19%
December 31, 2018	27,672	1.25%
Total	$5,250,903	0.97%

For the years ended December 31, 2013, 2012 and 2011, interest expense on deposits was as follows:

	Year Ended December 31,
	2013	2012	2011
	($ in thousands)
Savings and money market	$4,584	$6,086	$8,289
Certificates of deposit	47,591	45,165	45,547
Fees for early withdrawal	(234)	(216)	(227)
Total interest expense on deposits	$51,941	$51,035	$53,609

Note 7. Variable Interest Entities

Troubled Debt Restructurings

Certain of our loan modifications qualify as events that require reconsideration of our borrowers as VIEs. Through reconsideration, we determined that certain of our borrowers involved in TDRs did not hold sufficient equity at risk to finance their activities without subordinated financial support. As a result, we concluded that these borrowers were VIEs. We also determined that we should not consolidate these borrowers because we do not have a controlling financial interest in these borrowers. The equity investors of these borrowers have the power to direct the activities that will have the most significant impact on the economics of these borrowers. These equity investors’ interests also provide them with rights to receive benefits in the borrowers that could be significant. As a result, we have determined that the equity investors should continue to have a controlling financial interest in the borrowers subsequent to the restructuring.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Our interest in borrowers qualifying as VIEs was $44.6 million and $115.4 million as of December 31, 2013 and 2012, respectively, and is included in loans held for investment. For certain of these borrowers, we have had obligations to fund additional amounts through either unfunded commitments or letters of credit issued to or on behalf of these borrowers. Consequently, our maximum exposure to loss as a result of our involvement with these entities was  $69.4 million and $151.9 million as of December 31, 2013 and 2012, respectively.

Term Debt Securitizations

In conjunction with our commercial term debt securitizations, we established and contributed loans to separate single purpose entities (collectively, referred to as the “Issuers”). The Issuers were structured to be legally isolated, bankruptcy remote entities. The Issuers issued notes and certificates that were collateralized by their underlying assets, which primarily comprised loans contributed to the securitizations. We serviced the underlying loans contributed to the Issuers and earned periodic servicing fees paid from the cash flows of the underlying loans. The Issuers have all of the legal obligations to repay the outstanding notes and certificates. During the year ended December 31, 2013, we called all of our remaining term debt securitizations and repaid the outstanding third-party debt of $177.2 million. We recognized no gain or loss on the extinguishment of debt. As a result, as of December 31, 2013, we had no remaining term debt securitizations. As of December 31, 2012, the total outstanding balance of the securitizations was $398.9 million. This amount included $221.7 million of notes and certificates that we held as of December 31, 2012.

Prior to the call and extinguishment of our term debt securitizations, we had determined that the Issuers were VIEs, subject to applicable consolidation guidance and concluded that the entities were designed to pass along risks related to the credit performance of the underlying loan portfolio. Except as set forth below, as a result of our power to direct the activities that most significantly impact the credit performance of the underlying loan portfolio and our economic interests in the Issuers, we had concluded that we were the primary beneficiary of each of the Issuers. Consequently, except as set forth below, we had been reporting the assets and liabilities of the Issuers in our consolidated financial statements, including the underlying loans and the issued notes and certificates held by third parties. Upon the extinguishment of our securitizations, we have no consolidated assets and liabilities related to the Issuers as of December 31, 2013. As of December 31, 2012, the carrying amount of the consolidated liabilities related to the Issuers was $177.4 million. This amount included term debt and represented obligations for which there was only legal recourse to the Issuers. As of December 31, 2012, the carrying amount of the consolidated assets related to the Issuers was $345.4 million. This amount primarily included loans held for investment, net and related assets that can only be used to settle obligations of the Issuers.

As of December 31, 2012, we held an interest in a term debt securitization trust (the “2006-A Trust”). As of December 31, 2013, we had no remaining interest in the 2006-A Trust. Due to the sale of our interest during the fourth quarter of 2013, we had $19.8 million in realized gains which was included as component of gains on investments, net. As of December 31, 2012, the fair value of our remaining interests in the 2006-A Trust that we had repurchased in the market subsequent to the initial securitization and held was $26.3 million, and was classified as investment securities, available-for-sale. We had no material commitments or other obligations related to these interests. Except for a guarantee provided to a swap counterparty of the 2006-A Trust, we did not provided any additional financial support to the 2006-A Trust since the deconsolidation. This swap exposure had a fair value to the counterparty of $9.2 million and $13.5 million as of December 31, 2013 and 2012. During the years ended  December 31, 2013 and  December 31, 2012, we recorded no unrealized gains  or losses and $12.8 million in unrealized gains, respectively, which was included as a component of other comprehensive income, on the securities that we had held in the 2006-A Trust.

Note 8. Borrowings

As of December 31, 2013 and 2012, the composition of our outstanding borrowings was as follows:

	December 31,
	2013	2012
	($ in thousands)
Term debt - obligations of consolidated VIEs for which there was no recourse to the general credit of CapitalSource Inc (1)	$—	$177,188
Other borrowings:
Subordinated debt	412,156	410,738
FHLB SF borrowings	625,000	595,000
Total other borrowings	1,037,156	1,005,738
Total borrowings	$1,037,156	$1,182,926

(1)                  Amount presented is net of debt discounts of $21 thousand as of  December 31, 2012.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Term Debt

In conjunction with each of our commercial term debt securitizations, we established and contributed commercial loans to separate Issuers. The Issuers were structured to be legally isolated, bankruptcy remote entities. The Issuers issued notes and certificates that were collateralized by the underlying assets of the Issuers, primarily comprising contributed loans. We serviced the underlying commercial loans contributed to the Issuers and earned periodic servicing fees paid from the cash flows of the underlying commercial loans. During the year ended December 31, 2013, we called the 2006-1, 2006-2 and 2007-1 term debt securitizations and repaid the outstanding third-party debt of $177.2 million; we recognized no gain or loss on the extinguishment of debt. As a result, as of December 31, 2013, we had no outstanding term debt securitizations.

Our outstanding term debt transactions in the form of asset securitizations held by third parties as of December 31, 2013 and 2012, were as follows:

		Outstanding Third Party Held Debt Balance as of December 31,		Interest Rate	Original Expected
	Amounts Issued	2013	2012	Spread(1)	Maturity Date
	($ in thousands)
2006-1
Class C	68,447	—	1,119	0.55%	September 20, 2010
Class D	52,803	—	24,371	1.30%	December 20, 2010
	121,250	—	25,490
2006-2
Class D(2)	101,250	—	84,597	1.52%	June 20, 2013
Class E	56,250	—	20,000	2.50%	June 20, 2013
	157,500	—	104,597
2007-1
Class C	84,000	—	19,448	0.65%	February 20, 2013
Class D	48,000	—	27,674	1.50%	September 20, 2013
	132,000	—	47,122
Total		$—	$177,209

(1)               All of our term debt securitizations incurred interest based on one-month LIBOR, which was 0.21% as of December 31, 2012.

(2)               We repurchased certain bonds from third party investors at fair market value. The tables reflect outstanding debt to third party investors, and therefore, eliminate the portions of debt owned by us.

Convertible Debt

We have issued convertible debentures as part of our financing activities. Our 7.25% senior subordinated convertible debentures due 2037 (originally issued in July 2007) were repurchased in full during 2012 and extinguished, leaving no remaining convertible debentures.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2013,  2012 and 2011, the interest expense recognized on our Convertible Debentures and the effective interest rates on the liability components were as follows:

	Year Ended December 31,
	2013	2012	2011
	($ in thousands)
Interest expense recognized on:
Contractual interest coupon	$—	$1,006	$21,112
Amortization of deferred financing fees	—	7	692
Amortization of debt discount	—	66	6,033
Total interest expense recognized	$—	$1,079	$27,837
Effective interest rate on the liability component:
3.5% Senior Debentures due 2034(1)	—%	—%	7.25%
4.0% Senior Subordinated Debentures due 2034(1)	—%	—%	7.68%
7.25% Senior Subordinated Debentures due 2037(2)	—%	7.79%	7.79%

(1)               Repurchased in 2011.

(2)               Repurchased in 2012.

Subordinated Debt

We have issued subordinated debt to statutory trusts (“TP Trusts”) that are formed for the purpose of issuing preferred securities to outside investors, which we refer to as Trust Preferred Securities (“TPS”). We generally retained 100% of the common securities issued by the TP Trusts, representing 3% of their total capitalization. The terms of the subordinated debt issued to the TP Trusts and the TPS issued by the TP Trusts are substantially identical.

The TP Trusts are wholly owned indirect subsidiaries of CapitalSource. However, we have not consolidated the TP Trusts for financial statement purposes. We account for our investments in the TP Trusts under the equity method of accounting pursuant to relevant GAAP requirements.

In March 2012, we purchased an aggregate of $26.1 million of preferred securities from our TP Trusts 2005-1 and 2006-4 at a discount from liquidation value. As a result of this purchase, in June 2012, the related subordinated debt was exchanged and cancelled, and we recognized a related gain of $8.2 million on the extinguishment.

The carrying value of our subordinated debt was $412.2 million and $410.7 million as of December 31, 2013 and 2012, respectively.

TPS Series	Trust Formation Date	Debt Outstanding		Maturity Date	Date Callable(1)	Interest Rate as of December 31, 2013
		($ in thousands)
2005-1	November 2005	$82,475		December 15, 2035	December 15, 2010	2.19	%(2)
2005-2	December 2005	$128,866		January 30, 2036	January 30, 2011	2.19	%(2)
2006-1	February 2006	$51,545		April 30, 2036	April 30, 2011	2.19	%(2)
2006-2	September 2006	$51,550		October 30, 2036	October 30, 2011	2.19	%(2)
2006-3	September 2006	$35,423	(4)	October 30, 2036	October 30, 2011	2.28	%(3)
2006-4	December 2006	$16,470		January 30, 2037	January 30, 2012	2.19	%(2)
2006-5	December 2006	$6,650		January 30, 2037	January 30, 2012	2.19	%(2)
2007-2	June 2007	$39,177		July 30, 2037	July 30, 2012	2.19	%(2)

(1)                  The subordinated debt is callable by us in whole or in part at par at any time after the stated date.

(2)                  Bears interest at a floating interest rate equal to three-month LIBOR plus 1.95%,  resetting quarterly at various dates.

(3)                  Bears interest at a floating interest rate equal to three-month EURIBOR plus 2.05%, resetting quarterly.

(4)                  Denomination is in Euros with a value of €25.8 million.

The subordinated debt described above is unsecured and ranks subordinate and junior in right of payment to all of the Parent Company’s indebtedness.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FHLB SF Borrowings and FRB Credit Program

As a member of the FHLB SF, CapitalSource Bank had financing availability with the FHLB SF as of December 31, 2013 equal to 35% of the Bank’s total assets. The maximum financing available under this formula was $2.8 billion and $2.6 billion as of December 31, 2013 and 2012, respectively. The financing is subject to various terms and conditions including pledging acceptable collateral, satisfaction of the FHLB SF stock ownership requirement and certain limits regarding the maximum term of debt. As of December 31, 2013, securities collateral with an estimated fair value of $3.7 million and loans with an unpaid principal balance of $1.2 billion were pledged to the FHLB SF.

As of December 31, 2013 and 2012, CapitalSource Bank had borrowing capacity with the FHLB SF based on pledged collateral as follows:

	December 31,
	2013	2012
	($ in thousands)
Borrowing capacity	$1,012,361	$841,309
Less: outstanding principal	(625,000)	(595,000)
Less: outstanding letters of credit	(150)	(300)
Unused borrowing capacity	$387,211	$246,009

The Bank is an approved depository institution under the primary credit program of the FRB of San Francisco’s discount window eligible to borrow from the FRB for short periods, generally overnight. As of December 31, 2013 and 2012, investment securities with amortized costs of $70.4 million and $87.0 million, respectively, and fair values of $70.6 million and $88.4 million, respectively, had been pledged as collateral this program. As of December 31, 2013 and 2012, there were no borrowings outstanding. Additionally, the Bank participates in the Borrower-In-Custody program at the FRB of San Francisco, which allows the Bank to pledge qualifying loans. As of December 31, 2013, there were no loans pledged.

Debt Maturities

The contractual maturities of our obligations under the subordinated debt and FHLB SF borrowings as of December 31, 2013, were as follows:

	Other Borrowings
	Subordinated Debt(1)	FHLB SF Borrowings	Total
	($ in thousands)
2014	$—	$135,000	$135,000
2015	—	112,500	112,500
2016	—	204,000	204,000
2017	—	88,000	88,000
2018	—	78,000	78,000
Thereafter	412,156	7,500	419,656
Total	$412,156	$625,000	$1,037,156

(1)                  The contractual obligations for subordinated debt are computed based on the legal maturities, which are between 2035 and 2037.

Interest Expense

The weighted average interest rates on all of our borrowings, including amortization of deferred financing costs, for the years ended December 31, 2013,  2012 and 2011 were 1.1%, 1.2% and 2.2%, respectively.

Deferred Financing Fees

As of December 31, 2013 and 2012, deferred financing fees of $10.7 million and $11.8 million, respectively, net of accumulated amortization of $3.2 million and $31.3 million, respectively, were included in other assets.

Debt Covenants

The Parent Company is subject to financial and non-financial covenants under our indebtedness, including, those with respect to engaging in a merger, sale or consolidation. If we were to default under our indebtedness by violating these covenants or otherwise, our investors’ remedies would include the ability to, among other things, foreclose on collateral, and/or accelerate payment of all amounts payable under such indebtedness. We believe that we are in compliance with all covenants under our indebtedness.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Shareholders’ Equity

Common Stock Shares Outstanding

Common stock share activity for the years ended December 31, 2013, 2012 and 2011 was as follows:

Outstanding as of December 31, 2010	323,225,355
Repurchase of common stock	(70,208,500)
Exercise of options	475,709
Restricted stock and other stock activities	2,619,641
Outstanding as of December 31, 2011	256,112,205
Repurchase of common stock	(49,270,260)
Exercise of options	1,694,429
Restricted stock and other stock activities	1,015,300
Outstanding as of December 31, 2012	209,551,674
Repurchase of common stock	(15,002,800)
Exercise of options	1,774,824
Restricted stock and other stock activities	531,585
Outstanding as of December 31, 2013	196,855,283

Stock Repurchase Program

Between 2010 and 2013, the Company repurchased $930.6 million of its common stock at weighted average prices of $7.01 per share in 2010, $6.22 per share in 2011, $6.97 per share in 2012 and $9.18 per share in 2013. All shares purchased during this period were retired upon settlement. As a result of entering into the Merger Agreement, the Stock Repurchase Program was suspended as of July 23, 2013. The Stock Repurchase Program was later terminated as of December 31, 2013.

Accumulated other comprehensive loss, net

Accumulated other comprehensive loss, net, as of December 31, 2013 and 2012 was as follows:

	December 31, 2013
	Unrealized Loss on Investment Securities, Available-for-Sale, net of tax	Unrealized Gain on Foreign Currency Translation, net of tax	Accumulated Other Comprehensive Loss, Net
	($ in thousands)
Beginning balance as of January 1, 2013	$24,650	$—	$24,650
Other comprehensive loss before reclassifications, net of tax benefit of $10.2 million (1)	(10,367)	—	(10,367)
Amounts reclassified from accumulated other comprehensive income, net of tax benefit of $2.3 million (2)	(15,153)	—	(15,153)
Other comprehensive loss, net of tax benefit of $12.5 million	(25,520)	—	(25,520)
Ending balance as of December 31, 2013	$(870)	$—	$(870)

(1)               Gross amount included in Investment securities interest income, with related tax impact included in Deferred tax assets, net.

(2)               Gross amounts included in Gain on investments, net, and Other non-interest income, net, respectively. Related tax impact amounts are included in Income tax (benefit) expense and Other non-interest income, net, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2012
	Unrealized Gain on Investment Securities, Available-for-Sale, net of tax	Unrealized Gain on Foreign Currency Translation, net of tax	Accumulated Other Comprehensive Income, Net
	($ in thousands)
Beginning balance as of January 1, 2012	$19,055	$351	$19,406
Other comprehensive income before reclassifications, net of tax benefit of $1.5 million (1)	7,303	—	7,303
Amounts reclassified from accumulated other comprehensive income, net of tax (benefit) expense of $(0.7) million and $350.5 thousand, respectively (2)	(1,708)	(351)	(2,059)
Other comprehensive income (loss), net of tax (benefit) expense of $(2.2) million and $350.5 thousand, respectively	5,595	(351)	5,244
Ending balance as of December 31, 2012	$24,650	$—	$24,650

(1)               Gross amount included in Investment securities interest income, with related tax impact included in Deferred tax assets, net.

(2)               Gross amounts included in Gain on investments, net, and Other non-interest income, net, respectively. Related tax impact amounts are included in Income tax (benefit) expense and Other non-interest income, net, respectively.

Note 10. Employee Benefit Plan

Our employees are eligible to participate in the CapitalSource 401(k) Plan (“401(k) Plan”), a defined contribution plan in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended. During the years ended December 31, 2013, 2012 and 2011, we contributed $1.8 million, $2.1 million and $1.8 million, respectively, in matching contributions to the 401(k) Plan.

Note 11. Income Taxes

We provide for income taxes as a “C” corporation on income earned from operations. We are subject to federal, foreign, state and local taxation in various jurisdictions.

In 2009, we established a valuation allowance against a substantial portion of our net deferred tax assets where we determined that there was significant negative evidence with respect to our ability to realize such assets. Negative evidence we considered in making this determination included the history of operating losses and uncertainty regarding the realization of a portion of the deferred tax assets at future points in time. As of December 31, 2013 and 2012, the valuation allowance was $152.0 million and $128.6 million, respectively.

During 2012, we reversed $358.1 million of the valuation allowance, and such reversal was recorded as a benefit in our income tax expenses. Each of the deferred tax assets was evaluated based on our evaluation of the available positive and negative evidence with respect to our ability to realize the deferred tax asset, including considering their associated character and jurisdiction. The decision to reverse a large portion of the valuation allowance was based on our evaluation of all positive and negative evidence. A cumulative loss position, such as we had for the previous three-year period ended December 31, 2011, is generally considered significant negative evidence in assessing the realizability of a deferred tax asset. However, significant positive evidence had developed which overcame this negative evidence such that, during the year ended December 31, 2012, management determined that it is more likely than not that a portion of the deferred tax asset will be realized. This determination was made not based upon a single event or occurrence, but based upon the accumulation of all positive and negative evidence including recent trends in our earnings and taxable income. Other positive evidence included the projection of future taxable income based on a recent history of positive earnings at the Bank, improved asset performance trends, substantial decline in the Parent Company’s operations and assets, and one-time losses included in the three-year cumulative pre-tax loss (i.e., debt extinguishment loss). Additionally, we are no longer in a cumulative pre-tax loss position since the end of 2012.

A valuation allowance of $152.0 million remains in effect as of December 31, 2013 with respect to deferred tax assets where we believe sufficient evidence does not exist at this time to support a reduction in the allowance. It is more likely than not that these deferred tax assets subject to a valuation allowance will not be realized primarily due to their character and/or the expiration of the carryforward periods.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The components of income tax expense (benefit) from continuing operations for the years ended December 31, 2013, 2012 and 2011 were as follows:

	Year Ended December 31,
	2013	2012	2011
	($ in thousands)
Current:
Federal	$(52,836)	$21,467	$(8,844)
State	5,575	5,501	4,916
Foreign	22	237	(2,482)
Total current	(47,239)	27,205	(6,410)
Deferred:
Federal	123,150	(306,065)	32,785
State	6,126	(6,221)	5,053
Foreign	—	—	5,514
Total deferred	129,276	(312,286)	43,352
Income tax expense (benefit)	$82,037	$(285,081)	$36,942

For the year ended December 31, 2013 and 2012, we had $246.3 million and $205.5 million, respectively, of pre-tax income relating to our domestic operations.  For the year ended December 31, 2011, we had $16.9 million of pre-tax income and $32.0 million of pre-tax loss that was attributable to foreign and domestic operations, respectively.

The reconciliations of the effective income tax rate and the federal statutory corporate income tax rate for the years ended December 31, 2013, 2012 and 2011, were as follows:

	Year Ended December 31,
	2013	2012	2011
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	4.5	4.1	7.1
Foreign income/Repatriation	—	—	93.4
Valuation allowance	8.4	(186.8)	(672.9)
State rate change	(12.6)	8.1	180.9
Other	(2.0)	0.9	111.5
Effective income tax rate	33.3%	(138.7)%	(245.0)%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes are recorded when revenues and expenses are recognized in different periods for financial statement and income tax purposes. The components of deferred tax assets and liabilities as of December 31, 2013 and 2012 were as follows:

	December 31,
	2013	2012
	($ in thousands)
Deferred tax assets:
Allowance for loan and lease losses	$47,314	$38,922
Net unrealized losses on investments	30,274	62,557
Net unrealized losses on other real estate owned	5,608	7,720
Net operating losses - federal	187,733	166,624
Net operating losses - state, net of federal tax benefit	65,844	46,094
Capital losses - federal and state	38,649	23,813
Foreign tax credit	28,616	28,616
Share-based compensation awards	7,841	7,915
Non-accrual interest	8,832	50,899
Other	18,174	114,046
Total deferred tax assets	438,885	547,206
Valuation allowance	(151,980)	(128,568)
Total deferred tax assets, net of valuation allowance	286,905	418,638
Deferred tax liabilities:
Mark-to-market on loans	4,649	16,074
Other	29,988	40,281
Total deferred tax liabilities	34,637	56,355
Net deferred tax assets	$252,268	$362,283

Periodic reviews of the carrying amount of deferred tax assets are made to determine if a valuation allowance is necessary. A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. All evidence, both positive and negative, is evaluated when making this determination. Items considered in this analysis include the ability to carry back losses to recoup taxes previously paid, the reversal of temporary differences, tax planning strategies, historical financial performance, expectations of future earnings and the length of statutory carryforward periods. Significant judgment is required in assessing future earnings trends and the timing of reversals of temporary differences.

We have net operating loss carryforwards for federal and state income tax purposes that can be utilized to offset future taxable income. If we were to undergo a change in ownership of more than 50% of our capital stock over a three-year period as measured under Section 382 of the Internal Revenue Code (the “Code”), our ability to utilize our net operating loss carryforwards, certain built-in losses and other tax attributes recognized in years after the ownership change generally would be limited. The annual limit would equal the product of (a) the applicable long term tax exempt rate and (b) the value of the relevant taxable entity’s capital stock immediately before the ownership change. These change of ownership rules generally focus on ownership changes involving stockholders owning directly or indirectly 5% or more (the “5-Percent Shareholders”) of a company’s outstanding stock, including certain public groups of stockholders as set forth under Section 382 of the Code, and those arising from new stock issuances and other equity transactions. The determination of whether an ownership change occurs is complex and not entirely within our control. No assurance can be given as to whether in the future we will undergo an ownership change under Section 382 of the Code.

In July 2013, the Board of Directors adopted a tax benefit preservation plan which was designed to preserve the net operating loss carryforwards and other tax attributes of the Company. The plan is intended to discourage persons from becoming 5-Percent Shareholders and existing 5-Percent Shareholders from increasing their beneficial ownership of shares.

As of December 31, 2013 and 2012, we had net operating loss carryforwards of $546.2 million and $487.8 million, respectively, for federal tax purposes, which are available to offset future taxable income. If not used, these carryforwards will begin to expire in 2029 and would fully expire in 2031. To the extent net operating loss carryforwards, when realized, relate to non-qualified stock option and restricted stock deductions, the resulting benefits will be credited to stockholders’ equity. As of December 31, 2013 and 2012, we had state net operating loss carryforwards of $1.2 billion and $0.7 billion, respectively, which will expire in varying amounts beginning in 2013 through 2033.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2013 and 2012, we had capital loss carryforwards of $94.1 million and $60.7 million, respectively, for federal tax purposes which are available to offset future capital gains. If not used, these carryforwards will begin to expire in 2015 and will fully expire in 2018.

As of December 31, 2013 and 2012, we have foreign tax credit carryforwards of $28.6 million for federal tax purposes, which are available to offset future federal income tax. If not used, these carryforwards will begin to expire in 2016 and would fully expire in 2021.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2013 and 2012, are as follows:

	Year Ended December 31,
	2013	2012
	($ in thousands)
Balance as of the beginning of year	$108,101	$75,445
Additions for tax positions of prior years	13,715	34,698
Reductions for tax positions of prior years	(31,985)	(97)
Reductions for tax positions as a result of a lapse of the applicable statute of limitations	(557)	(1,945)
Reductions for tax positions as a result of settlements	(71,588)	—
Balance as of the end of year	$17,686	$108,101

As of December 31, 2013 and 2012, our unrecognized tax benefit that may affect the effective tax rate was $2.1 million and $2.7 million, respectively, in each period. Due to potential for resolution of federal and state examinations and the expiration of various statutes of limitations, it is reasonably possible that our gross unrecognized tax benefits may decrease within the next twelve months by as much as $1.8 million; however, we have sufficient net operating losses and other adjustments to offset these potential tax liabilities.

We recognize interest and penalties accrued related to unrecognized tax benefits as a component of income taxes. For the years ended December 31, 2013, 2012 and 2011, we recognized $(1.0) million, $1.8 million and $0.5 million in interest (benefit) expense and penalties, respectively. We had $2.6 million and $3.6 million accrued for the payment of interest and penalties as of December 31, 2013 and 2012, respectively.

We file income tax returns with the United States and various state, local and foreign jurisdictions and generally remain subject to examinations by these tax jurisdictions for tax years 2009 through 2012. We are currently under examination by certain state jurisdictions for the tax years 2006 to 2011.

Note 12. Net Income (Loss) Per Share

The computations of basic and diluted net income (loss) per share attributable to CapitalSource Inc. for the years ended December 31, 2013, 2012 and 2011, respectively, were as follows:

	Year Ended December 31,
	2013	2012	2011
	($ in thousands, except per share data)
Net income (loss):
Net income (loss)	164,292	490,610	(52,023)
Average shares - basic	195,189,983	223,928,583	302,998,615
Effect of dilutive securities:
Option shares	2,565,037	2,465,061	—
Stock units and unvested restricted stock	2,696,879	3,761,345	—
Average shares - diluted	200,451,899	230,154,989	302,998,615
Basic net income (loss) per share	0.84	2.19	(0.17)
Diluted net income (loss) per share	0.82	2.13	(0.17)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The weighted average shares that have an antidilutive effect in the calculation of diluted net income (loss) per share attributable to CapitalSource Inc. and have been excluded from the computations above were as follows:

	Year Ended December 31,
	2013	2012	2011
Stock units	—	1,858	2,956,796
Stock options	473,666	1,256,195	7,242,390
Shares issuable upon conversion of convertible debt	—	—	1,069,517
Unvested restricted stock	—	52,552	4,781,650

Note 13. Stock-Based Compensation

Equity Incentive Plan

A total of 66.0 million shares of common stock have been reserved for issuance under the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan (the “Plan”). Any shares that may be issued under the Plan to any person pursuant to an option or stock appreciation right (an “SAR”) are counted against this limit as one share for every one share granted. Any shares that may be issued under the Plan to any person, other than pursuant to an option or SAR, are counted against this limit as one and one-half shares for every one share granted.

As of December 31, 2013, there were 7.7 million shares subject to outstanding grants and 23.2 million shares remaining available for future grants under the Plan. The Plan will expire on the earliest of (1) the date as of which the Board, in its sole discretion, determines that the Plan shall terminate, (2) following certain corporate transactions such as a merger or sale of our assets if the Plan is not assumed by the surviving entity, (3) at such time as all shares of common stock that may be available for purchase under the Plan have been issued or (4) April 29, 2020. The Plan is intended to give eligible employees, members of the Board, and our consultants and advisors awards that are linked to the performance of our common stock.

Total compensation cost recognized in income pursuant to the Plan was $38.3 million, $34.1 million and $15.7 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Stock Options

Stock option activity for the year ended December 31, 2013 was as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
				($ in thousands)
Outstanding as of December 31, 2012	6,364,661	$5.41	5.67	$19,626
Granted	—	—
Exercised	(1,774,824)	3.31
Expired	(154,686)	15.59
Forfeited	—	—
Outstanding as of December 31, 2013	4,435,151	5.90	6.23	39,606
Vested as of December 31, 2013	3,673,901	5.78	5.85	33,582
Exercisable as of December 31, 2013	3,673,901	5.78	5.85	33,582

For the years ended December 31, 2013, no options were granted. For the years ended December 31, 2012 and 2011, the weighted average grant date fair values of options granted were $7.58 and $4.18, respectively. The total intrinsic values of options exercised during the years ended December 31, 2013, 2012 and 2011, were $11.4 million, $6.1 million and $1.5 million, respectively. As of December 31, 2013 and 2012, the total unrecognized compensation cost related to unvested options granted pursuant to the Plan was $0.9 million and $2.7 million, respectively. This cost is expected to be recognized over a weighted average period of 0.63 and 1.56 years, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For awards containing only service and/or performance based vesting conditions, we use the Black-Scholes option-pricing model to estimate the fair value of each option grant on its grant date. The assumptions used in this model for the years ended December 31, 2013, 2012 and 2011, were as follows:

	Year Ended December 31,
	2013	2012	2011
Dividend yield	0.28%	0.53%	0.57%
Expected volatility	33.06%	63.83%	87.80%
Risk-free interest rate	1.18%	0.52%	1.50%
Expected life	3.8 years	3.9 years	4.0 years

The dividend yield is computed based on annualized ordinary dividends and the average share price for the period. The expected volatility is based on the historical volatility of CapitalSource Inc.’s stock price in the most recent period that is equal to the expected term of the options being valued. The risk-free interest rate is the U.S. Treasury yield curve in effect at the time of grant based on the expected life of the options. The expected life of our options granted represents the period of time the options are expected to be outstanding.

Restricted Stock Awards and Restricted Stock Units

Restricted stock awards for the year ended December 31, 2013, were as follows:

	Shares	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2012	3,781,731	$6.44
Granted	1,294,388	9.68
Vested	(1,699,284)	6.37
Forfeited	(77,514)	6.67
Outstanding as of December 31, 2013(1)	3,299,321	7.74

(1)                  Includes 0.8 million and 0.2 million vested and unvested restricted stock units, respectively.

The fair value of unvested restricted stock awards and restricted stock units is determined based on the closing trading price of our common stock on the grant date, in accordance with the Plan. The weighted average grant date fair value of restricted stock awards and restricted stock units granted during the years ended December 31, 2013, 2012 and 2011 was $9.68, $6.99 and $6.30, respectively.

The total fair value of restricted stock awards and restricted stock units that vested during the years ended December 31, 2013, 2012 and 2011 was $20.3 million, $30.4 million and $8.9 million, respectively. As of December 31, 2013 and 2012, the total unrecognized compensation cost related to unvested restricted stock awards and restricted stock units granted pursuant to the Plan was $13.7 million and $18.0 million, respectively, which is expected to be recognized over a weighted average period of 1.42 and 1.80 years, respectively.

Note 14. Bank Regulatory Capital

The Bank is subject to various regulatory capital requirements established by federal and state regulatory agencies. Failure to meet minimum capital requirements can result in regulatory agencies initiating certain mandatory and possibly additional discretionary actions that, if undertaken, could have a direct material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets and liabilities as calculated under regulatory accounting practices. The Bank’s capital amounts and other requirements are also subject to qualitative judgments by its regulators about risk weightings and other factors.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Under prompt corrective action regulations, a “well-capitalized” bank must have a total risk-based capital ratio of 10%, a Tier 1 risk-based capital ratio of 6%, and a Tier 1 leverage ratio of 5%. Under its approval order from the FDIC, the Bank must be “well-capitalized” and at all times have a minimum total risk-based capital ratio of 15%, a minimum Tier-1 risk-based capital ratio of 6% and a minimum Tier 1 leverage ratio of 5%. the Bank’s ratios and the minimum requirements as of December 31, 2013 and 2012 were as follows:

	December 31,
	2013				2012
	Actual		Minimum Required		Actual		Minimum Required
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	($ in thousands)
Tier-1 Leverage	$1,088,870	13.88%	$393,342	5.00%	$933,837	13.06%	$357,443	5.00%
Tier-1 Risk-Based Capital	1,088,870	15.03	434,562	6.00	933,837	15.24	367,651	6.00
Total Risk-Based Capital	1,179,666	16.29	1,086,405	15.00	1,010,746	16.50	919,128	15.00

Note 15. Commitments and Contingencies

We have non-cancelable operating leases for office space and office equipment. The leases expire over the next eleven years and contain provisions for certain annual rental escalations.

As of December 31, 2013, future minimum lease payments under non-cancelable operating leases, including leases held at the Bank, were as follows ($ in thousands):

2014	$11,715
2015	9,154
2016	7,660
2017	6,738
2018	6,025
Thereafter	33,831
Total(1)	$75,123

(1)                  Minimum lease payments have not been reduced by minimum sublease rentals of $16.1 million due in the future under non-cancelable subleases.

Occupancy expense was $14.6 million, $16.8 million and $15.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.

As of December 31, 2013 and 2012, we had committed credit facilities to our borrowers of approximately $8.0 billion and $7.4 billion of which approximately $1.1 billion and $1.0 billion were unfunded, respectively.  As of December 31, 2013 and 2012, $1.0 billion and $0.9 billion of the total unfunded commitments were extended by the Bank, respectively. As of December 31, 2013 and 2012, $28.0 million and $88.5 million, of the total unfunded commitments were extended by the Parent Company, respectively. Our failure to satisfy our full contractual funding commitment to one or more of our borrower’s could create a breach of contract and lender liability for us and damage our reputation in the marketplace, which could have a material adverse effect on our business.

We provide standby letters of credit in conjunction with several of our lending arrangements and property lease obligations. As of December 31, 2013 and 2012, we had issued $43.4 million and $54.2 million, respectively, in stand-by letters of credit which expire at various dates over the next six years. If a borrower defaults on its commitments subject to any letter of credit issued under these arrangements, we would be required to meet the borrower’s financial obligation and would seek repayment of that financial obligation from the borrower, and we have posted cash and investments securities as collateral under these arrangements.

From time to time we are party to legal proceedings. We do not believe that any currently pending or threatened proceeding, if determined adversely to us, would have a material adverse effect on our business, financial condition or results of operations, including our cash flows.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Related Party Transactions

We have from time to time in the past, and expect that we may from time to time in the future, enter into transactions with companies in which our directors, executive officers, nominees for directors, 5% or more beneficial owners or certain of their affiliates have material interests. Our Board, or a committee of disinterested directors, is charged with considering and approving these types of transactions. Management believes that each of our related party loans have been, and will continue to be, subject to the same due diligence, underwriting and rating standards as the loans that we make to unrelated third parties.

As of December 31, 2013 and 2012, we had no loans committed or outstanding to such entities. For the year ended December 31, 2013, we recognized no interest and fees from these loans. For the years ended December 31, 2012 and 2011, we recognized $0.1 million and $0.6 million, respectively, in interest and fees from these loans.

Note 17. Derivative Instruments

We are exposed to certain risks related to our ongoing business operations. The primary risks managed through the use of derivative instruments are interest rate risk and foreign exchange risk. We do not enter into derivative instruments for speculative purposes. As of December 31, 2013 and 2012, none of our derivatives were designated as hedging instruments pursuant to GAAP.

We have entered into forward exchange contracts to hedge foreign currency denominated loans we originate against foreign currency fluctuations. The objective is to manage the uncertainty of future foreign exchange rate fluctuations. These forward exchange contracts provide for a fixed exchange rate which has the effect of reducing or eliminating changes to anticipated cash flows to be received from foreign currency-denominated loan transactions as the result of changes to exchange rates.

In connection with our term debt securitizations which were extinguished as of September 30, 2013, we had entered into basis swaps to eliminate risk between our LIBOR-based securitizations and the prime-based loans pledged as collateral for that debt. Those basis swaps modified our exposure to interest rate risk by converting our prime rate loans to a one-month LIBOR rate. The objective of that swap activity was to protect us from risk that interest collected under the prime rate loans was not sufficient to service the interest due under the one-month LIBOR-based term debt.

Derivative instruments expose us to credit risk in the event of nonperformance by counterparties to such agreements. This risk exposure consists primarily of the termination value of agreements where we are in a favorable position. We manage the credit risk associated with various derivative agreements through counterparty credit review and monitoring procedures. We obtain collateral from certain counterparties and monitor all exposure and collateral requirements daily. We continually monitor the fair value of collateral received from counterparties and may request additional collateral from counterparties or return collateral pledged as deemed appropriate. Our agreements generally include master netting agreements whereby we are entitled to settle our individual derivative positions with the same counterparty on a net basis upon the occurrence of certain events. As of December 31, 2013, the gross positive fair value of derivative financial instruments was $1.4 million. As a result of our master netting arrangements, our exposure was reduced to $0.9 million as of December 31, 2013.

We report our derivatives at fair value on a gross basis irrespective of our master netting arrangements. We held no collateral against our derivatives in asset positions as of December 31, 2013 and 2012. For derivatives that were in a liability position, we had posted no collateral as of December 31, 2013 and $1.5 million collateral as of December 31, 2012. As of December 31, 2013, we also posted collateral of $10.0 million related to counterparty requirements for foreign exchange contracts at the Bank.

During the year ended December 31, 2013, we had $4.7 million of interest rate swaps that were terminated in conjunction with calling the two remaining securitizations.

As of December 31, 2013 and 2012, the notional amounts and fair values of our various derivative instruments as well as their locations in our consolidated balance sheets were as follows:

	December 31,
	2013			2012
	Notional	Fair Value		Notional	Fair Value
	Amount	Other Assets	Other Liabilities	Amount	Other Assets	Other Liabilities
	($ in thousands)			($ in thousands)
Interest rate contracts	$—	$—	$—	$6,712	$—	$11
Foreign exchange contracts	54,121	1,379	510	34,553	—	471
Total	$54,121	$1,379	$510	$41,265	$—	$482

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The gains and losses on our derivative instruments recognized during the years ended December 31, 2013, 2012 and 2011 as well as the locations of such gains and losses in our audited consolidated statements of operations were as follows:

		Gain (Loss) Recognized in Income in Year Ended December 31,
	Location	2013	2012	2011
		($ in thousands)
Interest rate contracts	Gain (loss) on derivatives, net	$(10)	$338	$(6,120)
Foreign exchange contracts	Gain (loss) on derivatives, net	(286)	(1,162)	(693)
Total		$(296)	$(824)	$(6,813)

Note 18. Credit Risk

In the normal course of business, we utilize various financial instruments to manage our exposure to interest rate and other market risks. These financial instruments, which consist of derivatives and credit-related arrangements, involve, to varying degrees, elements of credit and market risk in excess of the amounts recorded on our audited consolidated balance sheets in accordance with applicable accounting standards.

Credit risk is the risk of loss arising from adverse changes in a client’s or counterparty’s ability to meet its financial obligations under agreed-upon terms. Market risk is the possibility that a change in market prices may cause the value of a financial instrument to decrease or become more costly to settle. The contract or notional amounts of financial instruments, which are not included in our audited consolidated balance sheets, do not necessarily represent credit or market risk. However, they can be used to measure the extent of involvement in various types of financial instruments.

We manage credit risk of our derivatives and credit-related arrangements by limiting the total amount of arrangements outstanding by an individual counterparty, by obtaining collateral based on management’s assessment of the client and by applying uniform credit standards maintained for all activities with credit risk.

Contract or notional amounts and the credit risk amounts for derivatives and credit-related arrangements as of December 31, 2013 and 2012, were as follows:

	December 31,
	2013		2012
	Contract or Notional Amount	Credit Risk Amount	Contract or Notional Amount	Credit Risk Amount
	($ in thousands)
Derivatives:
Interest rate contracts	$—	$—	$6,712	$—
Foreign exchange contracts	54,121	870	34,553	—
Total derivatives	$54,121	$870	$41,265	$—
Credit-related arrangements:
Commitments to extend credit	$1,062,669	$17,938	$1,019,920	$14,153
Commitments to extend letters of credit	59,926	7,433	95,927	8,737
Total credit-related arrangements	$1,122,595	$25,371	$1,115,847	$22,890

Derivatives

Derivative instruments expose us to credit risk in the event of nonperformance by counterparties to such agreements. This risk exposure consists primarily of the termination value of agreements where we are in a favorable position. We manage the credit risk associated with various derivative agreements through counterparty credit review and monitoring procedures. We obtain collateral from certain counterparties and monitor all exposure and collateral requirements daily. We continually monitor the fair value of collateral received from counterparties and may request additional collateral from counterparties or return collateral pledged as deemed appropriate. Our agreements generally include master netting agreements whereby we are entitled to settle our individual derivative positions with the same counterparty on a net basis upon the occurrence of certain events. As of December 31, 2013, the gross positive fair value of derivative financial instruments was $1.4 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

We report our derivatives at fair value on a gross basis irrespective of our master netting arrangements. We held no collateral against our derivatives in asset positions as of December 31, 2013 and 2012, respectively. We posted no collateral for derivatives that were in a liability position as of December 31, 2013.  For derivatives that were in a liability position, we posted collateral of $1.5 million as of December 31, 2012.  As of December 31, 2013, we also posted collateral of $10.0 million related to counterparty requirements for foreign exchange contracts at the Bank.

During the year ended December 31, 2013, we terminated interest rate swaps of $9.8 million which were in a liability position. As a result of these terminations, we received $0.3 million, net of collateral held and posted.

Credit-Related Arrangements

In our normal course of business, we engage in lending activities with borrowers primarily throughout the United States. As of December 31, 2013, the single largest industry concentration in our outstanding loan balance was health care and social assistance, which represented approximately 22.2% of the outstanding loan portfolio. As of December 31, 2013, taken in the aggregate, lender finance (primarily timeshare) loans were our largest loan concentration by sector and represented approximately 16% of our loan portfolio.

As of December 31, 2013, real estate and real estate - construction loans represented approximately 43% of our outstanding loan portfolio. Among real estate and real estate - construction loans, the largest property type concentration was the multifamily category, comprising approximately 10%, and the largest geographical concentration was in California, comprising approximately 9% of this loan portfolio.

Note 19. Fair Value Measurements

We use fair value measurements to record fair value adjustments to certain of our assets and liabilities and to determine fair value disclosures. Investment securities, available-for-sale, warrants and derivatives are recorded at fair value on a recurring basis. In addition, we may be required, in specific circumstances, to measure certain of our assets at fair value on a nonrecurring basis, including investment securities, held-to-maturity, loans held for sale, loans held for investment, REO and certain other investments.

Fair value is based on quoted market prices or by using market based inputs where available. Given the nature of some of our assets and liabilities, clearly determinable market based valuation inputs are often not available; therefore, these assets and liabilities are valued using internal estimates. As subjectivity exists with respect to many of our valuation estimates used, the fair values we have disclosed may not equal prices that we may ultimately realize if the assets are sold or the liabilities settled with third parties.

Below is a description of the valuation methods for our assets and liabilities recorded at fair value on either a recurring or nonrecurring basis. While we believe the valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain assets and liabilities could result in a different estimate of fair value at the measurement date.

Assets and Liabilities

Cash

Cash and cash equivalents and restricted cash are recorded at historical cost. The carrying amount is a reasonable estimate of fair value as these instruments have short-term maturities and interest rates that approximate market.

Investment Securities, Available-for-Sale

Investment securities, available-for-sale, consist of Agency MBS, Non-agency MBS, agency asset-backed securities, non-agency asset-backed securities and CLOs that are carried at fair value on a recurring basis and classified as available-for-sale securities. Fair value adjustments on these investments are generally recorded through other comprehensive income. However, if impairment on an investment, available-for-sale is deemed to be other-than-temporary, all or a portion of the fair value adjustment may be reported in earnings. The securities are valued using quoted prices from external market participants, including pricing services. If quoted prices are not available, the fair value is determined using quoted prices of securities with similar characteristics or independent pricing models, which utilize observable market data such as benchmark yields, reported trades and issuer spreads. These securities are primarily classified within Level 2 of the fair value hierarchy. No other available-for-sale securities were transferred from or into Level 3 during the years ending December 31, 2013 or 2012.

Investment Securities, Held-to-Maturity

Investment securities, held-to-maturity consists of CMBS. These securities are generally recorded at amortized cost, but are recorded at fair value on a non-recurring basis to the extent we record an OTTI on the securities. Fair value measurements are determined using quoted prices from external market participants, including pricing services. If quoted prices are not available, the fair value is determined using quoted prices of securities with similar characteristics or independent pricing models, which utilize observable market data such as benchmark yields, reported trades and issuer spreads.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value, with fair value adjustments recorded on a nonrecurring basis. The fair value is determined using actual market transactions when available. In situations when market transactions are not available, we use the income approach through internally developed valuation models to estimate the fair value. This requires the use of significant judgment surrounding discount rates and the timing and amounts of future cash flows. Key inputs to these valuations also include costs of completion and unit settlement prices for the underlying collateral of the loans. Fair values determined through actual market transactions are classified within Level 2 of the fair value hierarchy, while fair values determined through internally developed valuation models are classified within Level 3 of the fair value hierarchy.

Loans Held for Investment

Loans held for investment are recorded at outstanding principal, net of any deferred fees and unamortized purchase discounts or premiums and net of an allowance for loan and lease losses. We may record fair value adjustments on a nonrecurring basis when we have determined that it is necessary to record a specific reserve against a loan and we measure such specific reserve using the fair value of the loan’s collateral. To determine the fair value of the collateral, we may employ different approaches depending on the type of collateral.

In cases where our collateral is a fixed or other tangible asset, our determination of the appropriate method to use to measure fair value depends on several factors including the type of collateral that we are evaluating, the age of the most recent appraisal performed on the collateral, and the time required to obtain an updated appraisal. Typically, we obtain an updated third-party appraisal from an external valuation specialist or use prior or pending transactions to estimate fair value. We may or may not adjust these amounts based on our own internally developed judgments and estimates. These adjustments typically include discounts for lack of marketability and foreign property discounts. We may also utilize industry valuation benchmarks such as revenue multiples for operating commercial properties. Significant decreases to any of these inputs would result in decreases in the fair value measurements. For certain loans collateralized by residential real estate, we utilize discounted cash flow techniques to determine the fair value of the underlying collateral. Significant unobservable inputs used in these fair value measurements include recovery rates and marketability discounts. Significant decreases in recovery rates or significant increases in marketability discounts would result in significant decreases in the fair value measurements.

An impaired loan is considered collateral dependent if repayment of the loan is expected to be provided solely by the underlying collateral and there are no other available and reliable sources of repayment.

For impaired collateral dependent commercial real estate loans, we typically obtain an updated appraisal as of the date the loan is deemed impaired to measure the amount of impairment. In situations where we are unable to obtain a timely updated appraisal, we perform internal valuations which utilize assumptions and calculations similar to those customarily utilized by third party appraisers and consider relevant property specific facts and circumstances. In certain instances, our internal assessment of value may be based on adjustments to outdated appraisals by analyzing the changes in local market conditions and asset performance since the appraisals were performed. The outdated appraisal values may be discounted by percentages that are determined by analyzing changes in local market conditions since the dates of the appraisals as well as by consulting databases, comparable market sale prices, brokers’ opinions of value and other relevant data. We do not make adjustments that increase the values indicated by outdated appraisals by using higher recent sale comparisons.

Impaired collateral dependent commercial real estate loans for which ultimate collection depends solely on the sale of the collateral are charged off to the estimated fair value of the collateral less estimated costs to sell. For certain of these loans, we charged off to an amount different than the value indicated by the most recent appraisal; this was primarily the result of the appraisal being outdated. As of December 31, 2013 and 2012, we charged off an additional $30.2 million, net, and $32.2 million, net, respectively, in loan balances compared with amounts that would have been charged off based on the most recent appraised values of the collateral.

Our policy on updating appraisals related to these originated impaired collateral dependent commercial real estate loans generally is to obtain current appraisals subsequent to the impairment date if there are significant changes to the underlying assumptions from the most recent appraisal. Some factors that could cause significant changes include the passage of more than twelve months since the time of the last appraisal; the volatility of the local market; the availability of financing; the inventory of competing properties; new improvements to, or lack of maintenance of, the subject property or competing surrounding properties; a change in zoning; environmental contamination; or failure of the project to meet material assumptions of the original appraisal. This policy for updating appraisals does not vary by commercial real estate loan type. We generally consider appraisals to be current if they are dated within the past twelve months. However, we may obtain an updated appraisal on a more frequent basis if in our determination there are significant changes to the underlying assumptions from the most recent appraisal.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2013, $31.9 million of our collateral dependent loans had an appraisal older than twelve months.  The fair value of the collateral for these loans was determined through inputs outside of appraisals, including actual and comparable sales transactions, broker price opinions and other relevant data.

We continue to monitor collateral values on partially charged-off impaired collateral dependent commercial real estate loans and may record additional charge offs upon receiving updated appraisals. We do not return such partially charged-off loans to performing status, except in limited circumstances when such loans have been formally restructured and have met key performance criteria including compliance with restructured payment terms. We do not return such partially charged-off loans to performing status based solely on the results of appraisals.

In cases where our collateral is not a fixed or tangible asset, we typically use industry valuation benchmarks such as Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) multiples to determine the value of the asset or the underlying enterprise. Decreases in these benchmarks would result in significant decreases in the fair value measurements.

When fair value adjustments are recorded on loans held for investment, we typically classify them in Level 3 of the fair value hierarchy.

We determine the fair value estimates of loans held for investment for fair value disclosures primarily using external valuation specialists. These valuation specialists group loans based on risk rating and collateral type, and the fair value is estimated utilizing discounted cash flow techniques. The valuations take into account current market rates of return, contractual interest rates, maturities and assumptions regarding expected future cash flows. Within each respective loan grouping, current market rates of return are determined based on quoted prices for similar instruments that are actively traded, adjusted as necessary to reflect the illiquidity of the instrument. This approach requires the use of significant judgment surrounding current market rates of return, liquidity adjustments and the timing and amounts of future cash flows.

Other Investments

Other investments accounted for under the cost or equity methods of accounting are carried at fair value on a nonrecurring basis to the extent that they are determined to be other-than-temporarily impaired during the period. As there is rarely an observable price or market for such investments, we determine fair value using internally developed models. Our models utilize industry valuation benchmarks, such as multiples of net revenue or EBITDA, to determine a value for the underlying enterprise. Significant decreases to these valuation benchmarks would result in significant decreases in the fair value measurements. We reduce this value by the value of debt outstanding to arrive at an estimated equity value of the enterprise. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the pricing indicated by the external event will be used to corroborate our private equity valuation. Fair value measurements related to these investments are typically classified within Level 3 of the fair value hierarchy.

FHLB SF Stock

Our investment in FHLB SF stock is recorded at historical cost. FHLB SF stock does not have a readily determinable fair value, but may be sold back to the FHLB SF at its par value with stated notice. The investment in FHLB SF stock is periodically evaluated for impairment based on, among other things, the capital adequacy of the FHLB SF and its overall financial condition.  No impairment losses on our investment in FHLB SF stock have been recorded through December 31, 2013.

Derivative Assets and Liabilities

Derivatives are carried at fair value on a recurring basis and primarily relate to interest rate swaps, caps, floors and forward exchange contracts which we enter into to manage interest rate risk and foreign exchange risk. Our derivatives are principally traded in over-the-counter markets where quoted market prices are not readily available. Instead, the fair value of derivatives is measured using market observable inputs such as interest rate yield curves, volatilities and basis spreads. We also consider counterparty credit risk in valuing our derivatives. We typically classify our derivatives in Level 2 of the fair value hierarchy.

Real Estate Owned and Other Foreclosed Assets (“REO”)

REO is initially recorded at its estimated fair value less costs to sell at the time of foreclosure if the related REO is classified as held for sale. REO held for sale is carried at the lower of its carrying amount or fair value subsequent to the date of foreclosure, with fair value adjustments recorded on a nonrecurring basis. REO held for use is recorded at its carrying amount, net of accumulated depreciation, with fair value adjustments recorded on a nonrecurring basis if the carrying amount of the real estate is not recoverable and exceeds its fair value. When available, the fair value of REO is determined using actual market transactions. When market transactions are not available, the fair value of REO is typically determined based upon recent appraisals by third parties. We may or may not adjust these third party appraisal values based on our own internally developed judgments and estimates. These adjustments typically include discounts for lack of marketability and foreign property discounts. Significant increases to these inputs would result in significant decreases in the fair value measurements. To the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

extent that market transactions or third party appraisals are not available, we use the income approach through internally developed valuation models to estimate the fair value. This requires the use of significant judgment surrounding discount rates and the timing and amounts of future cash flows. Fair values determined through actual market transactions are classified within Level 2 of the fair value hierarchy while fair values determined through third party appraisals and through internally developed valuation models are classified within Level 3 of the fair value hierarchy.

Deposits

Deposits are carried at historical cost. The carrying amounts of deposits for savings and money market accounts and brokered certificates of deposit are deemed to approximate fair value as they either have no stated maturities or short-term maturities. Certificates of deposit are grouped by maturity date, and the fair value is estimated utilizing discounted cash flow techniques. The interest rates applied are rates currently being offered for similar certificates of deposit within the respective maturity groupings.

Term Debt

Term debt comprised our term debt securitizations as of December 31, 2012. For disclosure purposes, the fair values of our securitizations were determined based on actual prices from recent third party purchases of our debt when available and based on indicative price quotes received from various market participants when recent transactions have not occurred.

Other Borrowings

Our other borrowings comprise subordinated debt and FHLB borrowings. For disclosure purposes, the fair value of our subordinated debt is determined based on recent third party purchases of our debt when available and based on indicative price quotes received from market participants when recent transactions have not occurred.  The carrying value of our FHLB borrowings is deemed to approximate fair value.

Off-Balance Sheet Financial Instruments

Loan Commitments and Letters of Credit

Loan commitments and letters of credit generate ongoing fees at our current pricing levels, which are recognized over the term of the commitment period. For disclosure purposes, the fair value is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current creditworthiness of the counterparties and current market conditions. In addition, for loan commitments, the market rates of return utilized in the valuation of the loans held for investment as described above are applied to this analysis to reflect current market conditions.

Assets and Liabilities Carried at Fair Value on a Recurring Basis

Assets and liabilities have been grouped in their entirety within the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement. Assets and liabilities carried at fair value on a recurring basis on the balance sheet as of December 31, 2013 were as follows:

	Fair Value Measurement	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	($ in thousands)
Assets
Investment securities, available-for-sale:
Agency securities	$784,240	$—	$784,240	$—
Assets-backed securities	3,169	—	3,169	—
Collateralized loan obligation	47,337	—	47,337	—
Non-agency MBS	20,203	—	20,203	—
SBA asset-backed securities	15,533	—	15,533	—
Total Investment securities, available-for-sale	870,482	—	870,482	—
Derivative assets	1,380	—	1,380	—
Total assets	$871,862	$—	$871,862	$—
Liabilities
Derivative liabilities	$510	$—	$510	$—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Assets and liabilities carried at fair value on a recurring basis on the balance sheet as of December 31, 2012 were as follows:

	Fair Value Measurement	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	($ in thousands)
Assets
Investment securities, available-for-sale:
Agency securities	$983,521	$—	$983,521	$—
Asset-backed securities	9,592	—	9,592	—
Collateralized loan obligation	26,250	—	—	26,250
Non-agency MBS	41,347	—	41,347	—
SBA asset-backed securities	18,315	—	18,315	—
Total assets	$1,079,025	$—	$1,052,775	$26,250
Liabilities
Derivative liabilities	$482	$—	$482	$—

A summary of the changes in the fair values of assets carried at fair value for the year ended December 31, 2013 that have been classified in Level 3 of the fair value hierarchy was as follows:

	Investment Securities, Available-for-Sale
	Corporate Debt	Collateralized Loan Obligation	Municipal Bonds	Non-agency MBS	Total	Warrants	Total Assets
	($ in thousands)
Balance as of January 1, 2013	$—	$26,250	$—	$—	$26,250	$—	$26,250
Realized and unrealized gains (losses):
Included in income	—	56,242	—	—	56,242	—	56,242
Included in other comprehensive income, net	—	(12,832)	—	—	(12,832)	—	(12,832)
Total realized and unrealized gains (losses)	—	43,410	—	—	43,410	—	43,410
Transfers to/from Level 3:
Transfers into Level 3	—	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—	—
Total Level 3 transfers	—	—	—	—	—	—	—
Sales and settlements:
Sales	—	(66,673)	—	—	(66,673)	—	(66,673)
Settlements	—	(2,987)	—	—	(2,987)	—	(2,987)
Total sales and settlements	—	(69,660)	—	—	(69,660)	—	(69,660)
Balance as of December 31, 2013	$—	$—	$—	$—	$—	$—	$—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

A summary of the changes in the fair values of assets carried fair value for the year ended December 31, 2012 that have been classified in Level 3 of the fair value hierarchy was as follows:

	Investment Securities, Available-for-Sale
	Corporate Debt	Collateralized Loan Obligation	Municipal Bonds (1)	Non- agency MBS	Total	Warrants	Total Assets
	($ in thousands)
Balance as of January 1, 2012	$700	$17,763	$3,235	$—	$21,698	$193	$21,891
Realized and unrealized gains (losses):
Included in income	11	2,954	(1,246)	1,353	3,072	5	3,077
Included in other comprehensive income, net	(45)	6,985	—	—	6,940	—	6,940
Total realized and unrealized gains (losses)	(34)	9,939	(1,246)	1,353	10,012	5	10,017
Transfers to/from Level 3
Transfers into Level 3	—	—	—	—	—	—	—
Transfers out of Level 3	(666)	—	—	—	(666)	—	(666)
Total Level 3 transfers	(666)	—	—	—	(666)	—	(666)
Sales and issuances:
Sales	—	—	—	—	—	(198)	(198)
Settlements	—	(1,452)	(1,989)	(1,353)	(4,794)	—	(4,794)
Total sales and issuances	—	(1,452)	(1,989)	(1,353)	(4,794)	(198)	(4,992)
Balance as of December 31, 2012	$—	$26,250	$—	$—	$26,250	$—	$26,250

(1)               In September 2012, the municipal bond was settled as the Company secured the collateral; the collateral was transferred to other assets at its fair value less cost of sales of $2.0 million.

Realized and unrealized gains and losses on assets and liabilities classified in Level 3 of the fair value hierarchy included in income for the year ended December 31, 2013 and 2012, reported in interest income and (loss) gain on investments, net were as follows:

	Interest Income		(Loss) Gain on Investments, Net
	Year Ended December 31,
	2013	2012	2013	2012
	($ in thousands)
Total gains (losses) included in earnings for the period	$3,036	$4,498	$53,205	$(1,421)
Unrealized gains (losses) relating to assets still held at reporting date	—	3,134	—	(180)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Assets Carried at Fair Value on a Nonrecurring Basis

We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. As described above, these adjustments to fair value usually result from the application of lower of cost or fair value accounting or write downs of individual assets. The table below provides the fair values of those assets, excluding related transaction costs, for which nonrecurring fair value adjustments were recorded as of December 31, 2013 and 2012, classified by their position in the fair value hierarchy.

	December 31,
	2013				2012
	Fair Value Measurement as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Measurement as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	($ in thousands)				($ in thousands)
Assets
Loans held for sale	$—	$—	$—	$—	$1,000	$—	$1,000	$—
Loans held for investment	1,883	—	—	1,883	9,287	—	—	9,287
Investments carried at cost	1,311	—	1,311	—	597	—	571	26
Real estate owned	1,793	—	1,315	478	6,178	—	1,844	4,334
Total assets	$4,987	$—	$2,626	$2,361	$17,062	$—	$3,415	$13,647

The following table presents the net losses of the above assets resulting from nonrecurring fair value adjustments for the year ended December 31, 2013 and 2012:

	December 31,
	2013	2012
	($ in thousands)
Assets
Loans held for sale	$—	$198
Loans held for investment	2,041	25,981
Investments carried at cost	189	5,486
Real estate owned	1,365	5,681
Total net loss from nonrecurring measurements	$3,595	$37,346

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Significant Unobservable Inputs and Valuation Techniques of Level 3 Fair Value Measurements

For our fair value measurements classified in Level 3 of the fair value hierarchy as of December 31, 2013 a summary of the significant unobservable inputs and valuation techniques is as follows:

	Fair Value Measurement as of December 31, 2013	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)
	($ in thousands)
Assets

Loans held for investment
Services	754	Income Approach	Capitalization Rate	40.0%

Commercial Real Estate	1,129	Market and Income Approach	Price Per Square Foot	$22 - $195 $(41)
			Room Revenue Multiple	2.00x - 2.25x (2.05x)
			Marketability Discount	10% - 51% (21%)
			Capitalization Rate	9.0%
Total loans held for investment	1,883

Real estate owned	478	Market Approach	Marketability Discount	18% - 44% (42%)
			Price Per Square Foot	$47.50
			Room Revenue Multiple	1.75x
Total assets as of December 31, 2013	$2,361

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable terms. The methods and assumptions used in estimating the fair values of our financial instruments are described above.

The table below provides fair value estimates for our financial instruments as of December 31, 2013 and 2012, excluding financial assets and liabilities which are recorded at fair value on a recurring basis.

	December 31,
	2013					2012
	Carrying	Fair Value				Carrying	Fair Value
	Value	Level 1	Level 2	Level 3	Total	Value	Level 1	Level 2	Level 3	Total
	($ in thousands)
Assets:
Cash and cash equivalents	$455,799	$455,799	$—	$—	$455,799	$299,086	$299,086	$—	$—	$299,086
Restricted cash	58,653	58,653	—	—	58,653	104,044	104,044	—	—	104,044
Loans held for sale	—	—	—	—	—	22,719	—	22,723	—	22,723
Loans held for investment, net	6,663,969	—	—	6,654,877	6,654,877	6,021,957	—	—	5,953,226	5,953,226
Investments carried at cost	17,797	—	2,375	40,599	42,974	23,963	—	—	61,742	61,742
Investments accounted for under the equity method	34,327	—	12,414	22,500	34,914	36,400	1,087	12,372	24,055	37,514
Investment securities, held-to-maturity	74,369	—	75,535	—	75,535	108,233	—	111,388	—	111,388
Liabilities:
Deposits	6,127,690	876,788	5,257,729	—	6,134,517	5,579,270	962,851	4,626,715	—	5,589,566
Term debt	—	—	—	—	—	177,188	—	—	146,548	146,548
FHLB Borrowings	625,000	—	634,438	—	634,438	595,000	—	614,063	—	614,063
Subordinated debt	412,156	—	308,262	—	308,262	410,738	—	273,141	—	273,141
Loan commitments and letters of credit	—	—	—	24,359	24,359	—	—	—	21,559	21,559

Note 20. Segment Data

For the years ended December 31, 2013 and 2012, we operated as two reportable segments: the Bank and Other Commercial Finance. Our the Bank segment comprises our commercial lending and banking business activities, and our Other Commercial Finance segment comprises our loan portfolio and other business activities in the Parent Company.

The financial results of our operating segments as of and for the years ended December 31, 2013, 2012 and 2011, were as follows:

	Year Ended December 31, 2013
	CapitalSource Bank	Other Commercial Finance	Intercompany Eliminations	Consolidated Total
	($ in thousands)
Total interest income	$418,885	$26,551	$2,040	$447,476
Interest expense	62,685	11,403	—	74,088
Loan and lease loss provision	16,866	3,665	—	20,531
Non-interest income	66,184	33,263	(16,897)	82,550
Non-interest expense	168,249	37,470	(16,641)	189,078
Income tax expense (benefit)	96,593	(15,237)	681	82,037
Net income	$140,676	$22,513	$1,103	$164,292
Total assets as of December 31, 2013	$8,078,746	$845,532	$(18,788)	$8,905,490

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2012
	CapitalSource Bank	Other Commercial Finance	Intercompany Eliminations	Consolidated Total
	($ in thousands)
Total interest income	$393,083	$78,629	$(3,498)	$468,214
Interest expense	62,096	17,311	—	79,407
Loan and lease loss provision	16,192	23,250	—	39,442
Non-interest income	60,495	14,522	(25,171)	49,846
Non-interest expense	168,569	51,344	(26,231)	193,682
Income tax expense (benefit)	84,055	(370,209)	1,073	(285,081)
Net income	$122,666	$371,455	$(3,511)	$490,610
Total assets as of December 31, 2012	$7,371,643	$1,190,044	$(12,682)	$8,549,005

	Year Ended December 31, 2011
	CapitalSource Bank	Other Commercial Finance	Intercompany Eliminations	Consolidated Total
	($ in thousands)
Total interest income	$368,964	$141,056	$370	$510,390
Interest expense	62,802	87,208	—	150,010
Loan and lease loss provision	27,539	65,446	—	92,985
Non-interest income	41,697	123,951	(72,954)	92,694
Non-interest expense	149,710	300,652	(75,192)	375,170
Income tax expense (benefit)	57,996	(21,054)	—	36,942
Net income (loss)	$112,614	$(167,245)	$2,608	$(52,023)
Total assets as of December 31, 2011	$6,793,496	$1,534,698	$(28,126)	$8,300,068

The accounting policies of each of the individual operating segments are the same as those described in Note 2, Summary of Significant Accounting Policies. Currently, substantially all of our business activities occur within the United States of America; therefore, no additional geographic disclosures are necessary.

Intercompany Eliminations

The intercompany eliminations consist of eliminations for intercompany activity among the segments. Such activities primarily include services provided by the Parent Company to CapitalSource Bank and by CapitalSource Bank to the Parent Company, and daily loan collections received at CapitalSource Bank for Parent Company loans and daily loan disbursements paid at the Parent Company for CapitalSource Bank loans.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 21. Parent Company Information

As of December 31, 2013 and 2012, the Parent Company condensed financial information was as follows:

Condensed Balance Sheets

	December 31,
	2013	2012
	($ in thousands)
Assets:
Cash and cash equivalents	$675	$1,698
Investment in subsidiaries:
Bank subsidiary	1,235,903	1,100,847
Non-Bank subsidiaries	153,971	326,811
Total investment in subsidiaries	1,389,874	1,427,658
Other assets	246,712	200,577
Total assets	$1,637,261	$1,629,933
Liabilities and Shareholders’ Equity:
Other liabilities	$634	$4,761
Shareholders’ Equity:
Common stock	1,969	2,096
Additional paid-in capital	3,038,218	3,157,533
Accumulated deficit	(1,402,690)	(1,559,107)
Accumulated other comprehensive income, net	(870)	24,650
Total shareholders’ equity	1,636,627	1,625,172
Total liabilities and shareholders’ equity	$1,637,261	$1,629,933

Condensed Statements of Operations

	Year Ended December 31,
	2013	2012	2011
	($ in thousands)
Net interest loss:
Interest income	$—	$—	$28,850
Interest expense	69	1,190	65,077
Net interest loss	(69)	(1,190)	(36,227)
Non-interest income:
Loan fees	—	—	(363)
Earnings in Bank subsidiary	140,677	122,666	112,091
Earnings (loss) in non-Bank subsidiaries	(4,986)	107,012	(20,002)
Other non-interest income	—	60	89
Total non-interest income	135,691	229,738	91,815
Non-interest expense:
Compensation and benefits	849	752	1,352
Professional fees	54	1,606	7,140
Other non-interest expenses	8,779	4,075	123,749
Total non-interest expense	9,682	6,433	132,241
Net income (loss) before income taxes	125,940	222,115	(76,653)
Income tax expense (benefit)	(37,607)	(268,495)	(24,630)
Net income (loss)	$163,547	$490,610	$(52,023)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Cash Flows

	Year Ended December 31,
	2013	2012	2011
	($ in thousands)
Cash provided by operating activities:	$138,877	$464,825	$863,487
Cash provided by investing activities:	—	—	—
Financing activities:
Repurchase of common stock	(137,989)	(339,725)	(427,231)
Payment of dividends	(7,780)	(113,304)	(12,023)
Repayments of other borrowings	—	(29,069)	(507,877)
Other	5,869	6,353	1,648
Cash used in financing activities:	(139,900)	(475,745)	(945,483)
Decrease in cash and cash equivalents	(1,023)	(10,920)	(81,996)
Cash and cash equivalents as of beginning of year	1,698	12,618	94,614
Cash and cash equivalents as of end of year	$675	$1,698	$12,618

The Parent Company did not receive a dividend from the Bank during 2013. Simultaneously with the Merger with PacWest, CapitalSource Bank will pay a dividend to the Parent Company in an amount no more than CapitalSource Bank’s retained earnings as of December 31, 2013.

Note 22. Unaudited Quarterly Information

Unaudited quarterly information for each of the three months in the years ended December 31, 2013 and 2012, was as follows:

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2013	2013	2013	2013
	($ in thousands, except per share data)
Interest income	$113,258	$112,718	$108,405	$113,095
Interest expense	18,807	18,644	18,474	18,163
Net interest income	94,451	94,074	89,931	94,932
Loan and lease loss provision (recovery)	4,263	(1,069)	4,832	12,505
Net interest income after provision for loan and lease losses	90,188	95,143	85,099	82,427
Non-interest income	42,076	15,708	11,548	13,218
Non-interest expense	46,114	47,614	50,695	44,655
Income tax expense	28,227	14,839	17,329	21,642
Net income	$57,923	$48,398	$28,623	$29,348
Basic income per share	$0.30	$0.25	$0.15	$0.15
Diluted income per share	$0.29	$0.24	$0.15	$0.14

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2012	2012	2012	2012
	($ in thousands, except per share data)
Interest income	$114,921	$115,234	$117,982	$120,077
Interest expense	18,872	19,513	20,164	20,858
Net interest income	96,049	95,721	97,818	99,219
Loan and lease loss provision	8,875	8,959	10,536	11,072
Net interest income after provision for loan and lease losses	87,174	86,762	87,282	88,147
Non-interest income	20,549	9,297	8,450	11,550
Non-interest expense	49,423	47,009	48,200	49,050
Income tax expense (benefit)	11,224	18,003	(340,017)	25,709
Net income	$47,076	$31,047	$387,549	$24,938
Basic income per share	$0.23	$0.14	$1.71	$0.10
Diluted income per share	$0.23	$0.14	$1.66	$0.10